SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

Pacific Gas and Electric Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PG&E Corporation and Pacific Gas and Electric Company Joint Notice of 2004 Annual Meetings • Joint Proxy Statement

March 17, 2004

To the Shareholders of PG&E Corporation and Pacific Gas and Electric Company:

You are cordially invited to attend the 8th annual meeting of PG&E Corporation and the 98th annual meeting of Pacific Gas and Electric Company. The meetings will be held concurrently on Wednesday, April 21, 2004, at 10:00 a.m., in the Masonic Auditorium, 1111 California Street, San Francisco, California.

The accompanying Joint Proxy Statement contains information about matters to be considered at both the PG&E Corporation and Pacific Gas and Electric Company annual meetings. At the annual meetings, PG&E Corporation and Pacific Gas and Electric Company shareholders will be asked to vote on the election of directors and ratification of the appointment of independent public accountants for 2004 for their respective companies. The Boards of Directors and management of PG&E Corporation and Pacific Gas and Electric Company recommend that you vote “FOR” the nominees for directors and the ratification of the appointment of Deloitte & Touche LLP as the independent public accountants for 2004, as set forth in the Joint Proxy Statement.

PG&E Corporation shareholders also will be asked to vote on the proposals submitted by individual PG&E Corporation shareholders described in the Joint Proxy Statement, if such proposals are properly presented at the annual meeting. For the reasons stated in the Joint Proxy Statement, the PG&E Corporation Board of Directors and management recommend that PG&E Corporation shareholders vote “AGAINST” these proposals.

Your vote on the business at the annual meetings is important. For your convenience, we offer you the option of executing and submitting your proxy and voting instructions over the Internet, by telephone, or by mail. Whether or not you plan to attend, please vote as soon as possible so that your shares can be represented at the annual meetings.

Sincerely,

Robert D. Glynn, Jr.
Chairman of the Board, Chief Executive Officer,
and President of PG&E Corporation
Chairman of the Board of
Pacific Gas and Electric Company

Joint Notice of Annual Meetings of Shareholders of PG&E Corporation and Pacific Gas and Electric Company
Joint Proxy Statement
Questions and Answers
Corporate Governance Guidelines
Item No. 1: Election of Directors of PG&E Corporation and Pacific Gas and Electric Company
Information Regarding the Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company
Item No. 2: Ratification of Appointment of Independent Public Accountants
Information Regarding the Independent Public Accountants of PG&E Corporation and Pacific Gas and Electric Company
Item Nos. 3-8: PG&E Corporation Shareholder Proposals
Executive Compensation
Report of the Audit Committees
Other Information
Appendix A PG&E Corporation Pacific Gas and Electric Company

________________________________________________________________________________

Joint Notice of Annual Meetings of Shareholders

of PG&E Corporation and Pacific Gas and Electric Company

March 17, 2004

To the Shareholders of PG&E Corporation and Pacific Gas and Electric Company:

      The annual meetings of shareholders of PG&E Corporation and Pacific Gas and Electric Company will be held concurrently on Wednesday, April 21, 2004, at 10:00 a.m., in the Masonic Auditorium, 1111 California Street, San Francisco, California, for the purpose of considering the following matters:

(1)	For PG&E Corporation and Pacific Gas and Electric Company shareholders, to elect the following eight and nine directors, respectively, to each Board for the ensuing year:

David R. Andrews	C. Lee Cox	Mary S. Metz
Leslie S. Biller	Robert D. Glynn, Jr.	Gordon R. Smith*
David A. Coulter	David M. Lawrence, MD	Barry Lawson Williams
* Gordon R. Smith is a nominee for director of Pacific Gas and Electric Company only.

(2)	For PG&E Corporation and Pacific Gas and Electric Company shareholders, to ratify each Audit Committee’s appointment of Deloitte & Touche LLP as independent public accountants for 2004 for PG&E Corporation and Pacific Gas and Electric Company,

(3)	For PG&E Corporation shareholders only, to act upon proposals submitted by PG&E Corporation shareholders and described on pages 27-34 of the Joint Proxy Statement, if such proposals are properly presented at the meeting, and

(4)	For PG&E Corporation and Pacific Gas and Electric Company shareholders, to transact such other business as may properly come before the meetings and any adjournments or postponements thereof.

      The Boards of Directors have fixed the close of business on February 23, 2004, as the record date for the purpose of determining shareholders who are entitled to receive notice of and to vote at the annual meetings.

By Order of the Boards of Directors of
PG&E Corporation and Pacific Gas and Electric Company,

Linda Y.H. Cheng
Corporate Secretary
PG&E Corporation and
Pacific Gas and Electric Company

PG&E Corporation
Pacific Gas and Electric Company

Joint Proxy Statement

        This Joint Proxy Statement provides information concerning the annual meetings of PG&E Corporation and Pacific Gas and Electric Company, which will be held concurrently on Wednesday, April 21, 2004. The Joint Proxy Statement and proxy cards, together with the PG&E Corporation and Pacific Gas and Electric Company 2003 Annual Report to shareholders, were mailed beginning on or about March 17, 2004.

      The Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company (Boards) are soliciting proxies for use at their respective annual meetings, including any adjournments or postponements. This Joint Proxy Statement and a proxy card were sent to anyone who owned shares of common stock of PG&E Corporation and/or shares of preferred stock of Pacific Gas and Electric Company at the close of business on February 23, 2004. This date is the record date set by the Boards to determine which shareholders may vote at the annual meetings. This Joint Proxy Statement describes certain matters that management expects will be voted on at the annual meetings, gives you information about PG&E Corporation and Pacific Gas and Electric Company and their respective Boards and management, and provides general information regarding the voting process and attendance at the annual meetings.

Questions and Answers

How do I vote?

      You can attend and vote at the annual meetings, or the proxyholders will vote your shares as you indicate on your proxy. There are three ways to submit your proxy.

                    Over the Internet at http://www.eproxy.com/pcg

                    By telephone by calling toll-free 1-800-435-6710
                    By completing your proxy card and mailing it in the accompanying postage-paid envelope

      If you submit your proxy over the Internet or by telephone, your vote must be received by 11:59 p.m., Eastern time, on Tuesday, April 20, 2004. These Internet and telephone voting procedures comply with California law.

What am I voting on and what are the Board’s voting recommendations?

      PG&E Corporation shareholders will be voting on the following items:

Item No.	Description	Board’s Voting Recommendation

1	Election of Directors	For all nominees
2	Ratification of Appointment of Independent Public Accountants	For this proposal
3-8	Shareholder Proposals	Against these proposals

      Pacific Gas and Electric Company shareholders will be voting on the following items:

Item No.	Description	Board’s Voting Recommendation

1	Election of Directors	For all nominees
2	Ratification of Appointment of Independent Public Accountants	For this proposal

What vote is required to approve each item?

To elect directors:

The eight nominees for director of PG&E Corporation and the nine nominees for director of Pacific Gas and Electric Company receiving the greatest number of votes will be elected. Votes against a nominee or votes withheld will have no legal effect.

To approve other items described in the Joint Proxy Statement:

For each properly presented proposal, a majority of the shares represented and voting on the proposal must approve the proposal. The approval votes also must be greater than 25 percent of the shares entitled to vote. Abstentions will have the same effect as a vote against a proposal. Broker non-votes (see definition below) will not be considered in determining whether or not a proposal is approved.

What is a broker non-vote?

      If you hold your shares indirectly through a broker, bank, trustee, nominee, or other third party, that party is the registered holder of your shares and submits the proxy to vote your shares. You are the beneficial owner of the shares and typically you will be asked to provide the registered holder with instructions as to how you want your shares to be voted.

      Broker non-votes occur when brokers or nominees have voted on some of the matters to be acted on at a meeting, but do not vote on certain other matters because, under the rules of the New York Stock Exchange, they are not permitted to vote on those other matters without instructions from the beneficial owners of the shares.

Will shareholders be asked to vote on matters other than those described in the Joint Proxy Statement?

      At this time, the companies have not received notice of any other matters that will be raised at the Joint Annual Meeting. If other matters are raised during the Joint Annual Meeting, shareholders will vote on those matters only if PG&E Corporation or Pacific Gas and Electric Company, as appropriate, determines that those other matters satisfy advance notice requirements in that company’s Bylaws and otherwise properly come before the Joint Annual Meeting. If other matters properly come before the Joint Annual Meeting, the proxyholders named on the enclosed proxy card will vote the shares for which they hold proxies at their discretion, to the extent permitted by law.

What shares are included on my proxy card?

      For PG&E Corporation registered shareholders, the shares included on your proxy card represent all the shares of PG&E Corporation common stock in your account, including shares in the Investor Services Program for Shareholders of PG&E Corporation. For Pacific Gas and Electric Company, the shares included on your card represent all the shares of Pacific Gas and Electric Company preferred stock in your account.

      If you are a registered shareholder of both PG&E Corporation common stock and Pacific Gas and Electric Company preferred stock, you will receive a separate proxy card for each company. If you receive more than one proxy card for either company, it means that your shares are held in more than one account. You should vote the shares on all your proxy cards. If you would like to consolidate your accounts, please contact our transfer agent, Mellon Investor Services LLC, toll-free at 1-800-719-9056.

How many copies of the Joint Proxy Statement and annual report will I receive?

      If you are a registered shareholder of PG&E Corporation common stock and/or Pacific Gas and Electric Company preferred stock, you will receive one Joint Proxy Statement and one annual report to shareholders for each account.

      If you are a beneficial owner of PG&E Corporation common stock and/or Pacific Gas and Electric Company preferred stock and receive your proxy materials through ADP Investor Communication Services (ADP), and there are multiple beneficial owners at the same address, you may receive fewer Joint Proxy Statements and annual reports than the number of beneficial owners at that address. Securities and Exchange Commission regulations permit ADP to deliver only one Joint Proxy Statement and annual report to multiple beneficial owners sharing an address, unless we receive contrary instructions from any beneficial owner at that same address.

      If you receive your proxy materials through ADP and (1) wish to receive a separate copy of this Joint Proxy Statement and the accompanying annual report to shareholders, or any proxy statement or annual report in the future, or (2) share an address with other beneficial owners who also receive their proxy materials through ADP and wish to request delivery of a single copy of annual reports or proxy statements to the shared address, please contact the office of the Corporate Secretary of PG&E Corporation or Pacific Gas and Electric Company, as appropriate, at One Market, Spear Tower, Suite 2400, San Francisco, CA 94105, or call 1-415-267-7070.

What if I return my proxy but do not specify how I want my shares voted?

      The PG&E Corporation proxyholders will vote those shares “For” Items 1 and 2 and “Against” Items 3 through 8. The Pacific Gas and Electric Company proxyholders will vote those shares “For” Items 1 and 2.

What if I do not submit my proxy?

      Your shares will not be voted if you do not provide a proxy or vote at the Joint Annual Meeting.

Can I change my proxy vote?

      Yes. You can change your proxy vote or revoke your proxy any time before the Joint Annual Meeting by (1) returning a signed proxy card with a later date, (2) entering a new vote over the Internet or by telephone, (3) notifying the Corporate Secretary in writing, or (4) submitting a written ballot at the meetings.

Is my vote confidential?

      Yes. PG&E Corporation and Pacific Gas and Electric Company each have adopted a confidential voting policy under which shareholder votes are revealed only to a non-employee proxy tabulator or an independent inspector of election, except (1) as necessary to meet legal requirements, (2) in a dispute regarding authenticity of proxies and ballots, (3) in the event of a proxy contest if the other party does not agree to comply with the confidential voting policy, and (4) where disclosure may be necessary for either company to assert or defend claims.

Who will count the votes?

      Mellon Investor Services LLC (MIS) will act as the proxy tabulators and the inspectors of election for the 2004 annual meetings. MIS is independent of PG&E Corporation and Pacific Gas and Electric Company and the companies’ respective directors, officers, and employees.

How many shares are eligible to vote at the annual meetings?

      On February 23, 2004, there were 395,226,391 shares of PG&E Corporation common stock, without par value, outstanding and entitled to vote. Each share is entitled to one vote.

      On February 23, 2004, there were 17,258,280 shares of Pacific Gas and Electric Company preferred stock, $25 par value, and 321,314,760 shares of Pacific Gas and Electric Company common stock, $5 par value, outstanding and entitled to vote. Each share is entitled to one vote. PG&E Corporation and a subsidiary hold 100 percent of the issued and outstanding shares of Pacific Gas and Electric Company common stock. Together they own approximately 95 percent of the total outstanding voting stock of Pacific Gas and Electric Company. Holders of Pacific Gas and Electric Company’s preferred stock hold approximately 5 percent of the Company’s total outstanding voting stock.

May I attend the annual meetings?

      All shareholders of record as of the close of business on February 23, 2004, may attend the Joint Annual Meeting of PG&E Corporation and Pacific Gas and Electric Company. You must have an admission ticket to attend the annual meetings. Also, shareholders will be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the meetings. Cameras, tape recorders, and other electronic recording devices will not be allowed in the meetings, other than for PG&E Corporation and Pacific Gas and Electric Company purposes. No items will be allowed into the meetings that might pose a safety or security risk.

      If you are a registered shareholder, you will receive an admission ticket along with your proxy card. Please bring the admission ticket to the meetings.

      If a broker, bank, trustee, nominee, or other third party holds your shares, please inform that party that you plan to attend the annual meetings and ask for a legal proxy. Bring the legal proxy to the shareholder registration area when you arrive at the meetings and we will issue an admission ticket to you. If you cannot get a legal proxy in time, we will issue you an admission ticket if you bring a copy of your brokerage or bank account statement showing that you owned PG&E Corporation or Pacific Gas and Electric Company stock as of February 23, 2004.

      Real-time captioning services and assistive listening devices will be available at the meetings for the hearing impaired. Please contact an usher if you wish to be seated in the real-time captioning section or require an assistive listening device. Audio cassette recordings of the meetings may be requested by calling the office of the Corporate Secretary at 1-415-267-7070.

May I bring a guest to the annual meetings?

      Each registered shareholder and beneficial owner may bring up to a total of three of the following individuals to the Joint Annual Meeting: (1) a spouse or domestic partner, (2) legal proxies, (3) qualified representatives presenting the shareholder’s proposal, or (4) financial or legal advisors. A shareholder must notify the Corporate Secretary that he or she intends to bring any proxy, qualified representative, or advisor to the annual meeting. The notification must include the name and address of the proxy, representative, or advisor, and must be received at the principal executive office of PG&E Corporation or Pacific Gas and Electric Company, as appropriate, by 5:00 p.m., Pacific time, on April 14, 2004, in order to allow enough time for issuance and delivery of additional admission tickets. We recommend that shareholders submit notification by a means that allows them to determine when the notification was received at the principal executive office of the appropriate company.

How will the annual meetings be conducted?

      The Chairman of the meetings has the authority necessary to preside over the meetings and to make any and all determinations with respect to the conduct of the meetings.

      After introduction of each of the official items of business on the agenda, there will be an opportunity for discussion concerning that particular item. Questions or comments must relate specifically to the item being considered. If the item being considered is a shareholder proposal described in the Joint Proxy Statement, the proponent or the proponent’s qualified representative may make a statement regarding that proposal.

Will I be able to ask questions during the annual meetings?

      After consideration of the official items of business, there will be a general question and answer period. Questions and comments should pertain to corporate performance or matters of interest to shareholders generally and should not relate to items of business already introduced and discussed. The meeting is not a forum to present general economic, political, or other views that are not directly related to the business of PG&E Corporation or Pacific Gas and Electric Company.

      Shareholders will be recognized on a rotating basis. If you wish to speak, please raise your hand and wait to be recognized. When you are called upon, please direct your questions and comments to the Chairman of the meetings. Each shareholder who is called upon will have a maximum of three minutes on any one question or comment.

May I recommend someone for PG&E Corporation and Pacific Gas and Electric Company to consider as a director nominee?

      Shareholders may recommend any person to be a director of PG&E Corporation or Pacific Gas and Electric Company, as appropriate, by writing to that company’s Corporate Secretary. The Nominating, Compensation, and Governance Committee will consider candidates recommended by shareholders for election to either company’s Board of Directors. Procedures for submitting candidates for director nominees are described on page 19 of this Joint Proxy Statement.

May I recommend someone to be a director during the annual meeting?

      If you would like to nominate an individual for director of either PG&E Corporation or Pacific Gas and Electric Company during the Joint Annual Meeting, you must provide timely and proper written notice of the nomination in the manner described in the Bylaws of the appropriate company. While you should consult the Bylaws for specific requirements, your notice generally should include (1) a brief description of your nomination, (2) your name and address, as they appear in the respective company’s records, (3) the class and number of shares of the respective company that you own, (4) any material interest you may have in the nomination, (5) the nominee’s name, age, business address, and residence address, (6) the nominee’s principal occupation and the number of shares of the respective company’s capital stock owned by the nominee, and (7) any other information that would be required under the rules of the Securities and Exchange Commission in a proxy statement listing the nominee as a candidate for director. Notice of director nominations proposed to be brought before the 2005 annual meetings of PG&E Corporation or Pacific Gas and Electric Company must be received at the principal executive office of the appropriate company no later than 5:00 p.m., Pacific time, on January 31, 2005. If you wish to submit a nomination for a director candidate, we recommend that you use a means that allows you to determine when the nomination was received at the principal executive office of the appropriate company. For a copy of either company’s Bylaws, send a written request to that company’s Corporate Secretary.

When are shareholder proposals due for the 2005 annual meetings?

      If you would like to submit a proposal for inclusion in either company’s proxy statement for the 2005 annual meetings, the company’s Corporate Secretary must receive your proposal by 5:00 p.m., Pacific time, on November 17, 2004.

      If you would like to introduce any other business at either company’s 2005 annual meeting of shareholders, you must provide timely and proper written notice of the matter in the manner described in the Bylaws of the appropriate company. For a copy of either company’s Bylaws, send a written request to that company’s Corporate Secretary.

      Notice of other business proposed to be brought before the 2005 annual meetings of PG&E Corporation or Pacific Gas and Electric Company must be received at the principal executive office of the appropriate company no later than 5:00 p.m., Pacific time, on January 31, 2005. However, if the 2005 annual meeting of either company is scheduled on a date that differs by more than 30 days from the anniversary date of the 2004 Joint Annual Meeting, the shareholder’s notice will be timely if it is received no later than the tenth day following the date on which that company publicly discloses the date of its 2005 annual meeting.

      If you wish to submit a shareholder proposal or notice of other business to be brought before the 2005 annual meetings, we recommend that you use a means that allows you to determine when the shareholder proposal or notice of other business was received at the principal executive office of the appropriate company.

How much did this proxy solicitation cost?

      PG&E Corporation and Pacific Gas and Electric Company hired D.F. King & Co., Inc. to assist in the distribution of proxy materials and solicitation of votes. The estimated fee is $11,500 plus reasonable out-of-pocket expenses. In addition, PG&E Corporation and Pacific Gas and Electric Company will reimburse brokerage houses and other custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses for forwarding proxy and solicitation material to shareholders.

What is the address of the principal executive office of PG&E Corporation or Pacific Gas and Electric Company?

PG&E Corporation	Pacific Gas and Electric Company

One Market, Spear Tower	77 Beale Street, 32nd Floor

Suite 2400	San Francisco, CA 94105
San Francisco, CA 94105

How do I contact the directors or officers of PG&E Corporation or Pacific Gas and Electric Company?

      Correspondence to the PG&E Corporation and Pacific Gas and Electric Company Boards of Directors or any individual directors (including the non-management directors as a whole, or the Chair of the PG&E Corporation Nominating, Compensation, and Governance Committee, who serves as chair of the executive session meetings of the independent directors) or officers should be sent in care of the Corporate Secretary to the principal executive office of the appropriate company. Correspondence addressed to either Board of Directors as a body, or to all of the directors in their entirety, will be sent to the Chair of the Nominating, Compensation, and Governance Committee. The Corporate Secretary will regularly provide to each Board a summary of all such shareholder communications that the Corporate Secretary receives on behalf of that Board. The Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company have approved this process for shareholders to send communications to the Boards of Directors.

Your vote is important.

If you are not executing and submitting your proxy and voting instructions over the Internet or by telephone, please mark, sign, date, and mail the enclosed proxy card as soon as possible.

Corporate Governance Guidelines

February 18, 2004

Corporate Governance Commitment

      PG&E Corporation and Pacific Gas and Electric Company have a commitment to good corporate governance practices. These practices provide a framework within which the Boards of Directors and management of PG&E Corporation and Pacific Gas and Electric Company can pursue the business objectives of those companies. Their foundation is the independent nature of the Board and its fiduciary responsibility to the company’s shareholders.

      Our corporate governance practices are documented in Corporate Governance Guidelines that are adopted by the Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company and that are updated from time to time as appropriate, and as recommended by the Nominating, Compensation, and Governance Committee.

      The PG&E Corporation Corporate Governance Guidelines are reprinted below. The Pacific Gas and Electric Company Corporate Governance Guidelines are identical to the PG&E Corporation Corporate Governance Guidelines in all material respects.

Corporate Governance Guidelines

1.	Election of Directors

All members of the Board of Directors of PG&E Corporation (the “Corporation”) are elected each year and serve one-year terms. Directors are not elected for multiple-year, staggered terms.

2.	Composition of the Board

The Board’s membership is composed of qualified, dedicated, ethical, and highly regarded individuals who have experience relevant to the Corporation’s operations and understand the complexities of the Corporation’s business environment. The Board seeks to include a diversity of backgrounds, perspectives, and skills among its members. No member of the Board of Directors may be an employee of the American Stock Exchange or a floor member of that exchange.

3.	Independence of Directors

All members of the Board have a fiduciary responsibility to represent the best interests of the Corporation and all of its shareholders.

At least 75 percent of the Board is composed of independent directors, defined as directors who (1) are neither current nor former officers or employees of nor consultants to the Corporation or its subsidiaries, (2) are neither current nor former officers or employees of any other corporation on whose board of directors any officer of the Corporation serves as a member, and (3) otherwise meet the applicable definition of “independence” set forth in the New York Stock Exchange, American Stock Exchange, and Pacific Exchange rules. The Board must affirmatively determine whether a director is independent, and may develop categorical standards to assist the Board in determining whether a director has a material relationship with the Corporation, and thus is not independent. Such standards are set forth in Exhibit A to these Corporate Governance Guidelines. As provided in Article III, Section 1 of the Corporation’s Bylaws, the Chairman of the Board and the President are members of the Board.

4.	Selection of Directors

The Board nominates directors for election at the annual meeting of shareholders and selects directors to fill vacancies which occur between annual meetings. The Nominating, Compensation, and Governance Committee, in consultation with the Chairman of the Board and the Chief Executive Officer (CEO), reviews the qualifications of the Board candidates and presents recommendations to the full Board for action.

5.	Characteristics of Directors

The Nominating, Compensation, and Governance Committee annually reviews with the Board, and submits for Board approval, the appropriate skills and characteristics required of Board members in the context of the current composition of the Board. In conducting this assessment, the Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Corporation.

6.	Selection of Chairman of the Board and the Chief Executive Officer

The Chairman of the Board is elected by the Board.

The Board does not have a policy as to whether the role of Chief Executive Officer should be separate from that of Chairman of the Board, nor, if the roles are separate, whether the Chairman should be selected from the independent directors or should be an employee of the Corporation. This is a matter to be considered at each time a new Chief Executive Officer is selected, based upon the circumstances existing at that time.

7.	Assessing the Board’s and Committees’ Performance

The Nominating, Compensation, and Governance Committee oversees the process for evaluating and assessing the performance of the Board, including Board committees. The Board conducts a self-evaluation at least annually to determine whether it and its committees are functioning effectively. The Board evaluation includes an assessment of the Board’s contribution as a whole and specific areas in which the Board and/or management believes a better contribution could be made. The purpose of the review is to increase the effectiveness of the Board as a whole, not to discuss the performance of individual directors. The Audit Committee and the Nominating, Compensation, and Governance Committee conduct annual self-evaluations, and any other permanent Board committee that meets on a regular basis conducts periodic self-evaluations. The Board committees provide the results of any self-evaluation to the Nominating, Compensation, and Governance Committee, which will review those results and provide them to the Board for consideration in the Board’s self-evaluation.

8.	Size of the Board

As provided in paragraph I of Article Third of the Corporation’s Articles of Incorporation, the Board is composed of no less than 7 and no more than 13 members. The exact number of directors is determined by the Board based on its current composition and requirements, and is specified in Article II, Section 1 of the Corporation’s Bylaws.

9.	Advisory Directors

The Board may designate future directors as advisory directors in advance of their formal election to the Board. Advisory directors attend Board and committee meetings, and receive the same compensation as regular directors. They do not, however, vote on matters before the Board. In this manner, they become familiar with the Corporation’s business before assuming the responsibility of serving as a regular director.

10.	Directors Who Change Responsibilities

Directors shall offer their resignations when they change employment or the major responsibilities they held when they joined the Board. This does not mean that such directors should leave the Board. However, the Board, via the Nominating, Compensation, and Governance Committee, should have the opportunity to review the appropriateness of such directors’ nomination for re-election to the Board under these circumstances.

Directors who are officers of the Corporation also shall offer their resignations upon retirement or other termination of active PG&E Corporation employment.

11.	Retirement Age

The Board may not designate any person as a candidate for election or re-election as a director after such person has reached the age of 70.

12.	Compensation of Directors

The Board sets the level of compensation for directors, based on the recommendation of the Nominating, Compensation, and Governance Committee, and taking into account the impact of compensation on director independence. Directors who are also current employees of the Corporation receive no additional compensation for service as directors.

The Nominating, Compensation, and Governance Committee reviews periodically the amount and form of compensation paid to directors, taking into account the compensation paid to directors of other comparable U.S. companies. The Committee conducts its review with the assistance of outside experts in the field of executive compensation.

13.	Meetings of the Board

As provided in Article II, Section 4 of the Corporation’s Bylaws, the Board meets regularly on previously determined dates. Board meetings shall be held at least quarterly. As provided in Article II, Section 5 of the Bylaws, the Chairman of the Board, the President, the Chair of the Executive Committee, or any five directors may call a special meeting of the Board at any time.

Each Board member is expected to regularly attend Board meetings and meetings of the committees on which the director serves (either in person or by telephone or other similar communication equipment), and to attend annual meetings of the Corporation’s shareholders. Pursuant to proxy disclosure rules, the Corporation’s proxy statement identifies each director who during the last fiscal year attended fewer than 75 percent of the aggregate of the total number of meetings of the Board and each Board committee on which the director served.

14.	Meetings of Independent Directors

The independent directors meet at each regularly scheduled Board meeting in executive session. These executive session meetings are chaired by the Chair of the Nominating, Compensation, and Governance Committee, who shall be the lead director for these meetings. Each such meeting includes a subsequent discussion with the Chief Executive Officer.

The Chair of the Nominating, Compensation, and Governance Committee, as lead director, establishes the agenda for each executive session meeting of independent directors, and also determines which, if any, other individuals, including members of management and independent advisors, should attend each such meeting.

15.	Board Agenda Items

The Chairman of the Board, in consultation with the Chief Executive Officer (if the Chairman is not the CEO), establishes the agenda for each meeting.

Board members are encouraged to suggest the inclusion of items on the agenda.

16.	Board Materials and Presentations

The agenda for each meeting is provided in advance of the meeting, together with written materials on matters to be presented for consideration, for the directors’ review prior to the meeting. As a general rule, written materials are provided in advance on all matters requiring Board action. Written materials are concise summaries of the relevant information, designed to provide a foundation for the Board’s discussion of key issues and make the most efficient use of the Board’s meeting time. Directors may request from the Chief Executive Officer any additional information they believe to be necessary to perform their duties.

17.	Regular Attendance of Non-Directors at Board Meetings

Members of management, as designated by the Chief Executive Officer, attend each meeting of the Board.

18.	Board Committees

The Board establishes committees to assist the Board in overseeing the affairs of the Corporation.

Currently, there are five committees. The Executive Committee exercises all powers of the Board (subject to the provisions of law and limits imposed by the Board) and meets only at such times as it is infeasible to convene a meeting of the full Board. The Audit Committee, the Finance Committee, the Nominating, Compensation, and Governance Committee, and the Public Policy Committee are each responsible for defined areas delegated by the Board.

19.	Membership of Board Committees

All permanent Board committees, other than the Executive Committee, are chaired by independent directors.

The Audit Committee and the Nominating, Compensation, and Governance Committee are composed entirely of independent directors, as defined in Section 3 of these guidelines.

Members of the Audit Committee also must satisfy the audit committee independence and qualification requirements established by the Securities and Exchange Commission, the New York Stock Exchange, the American Stock Exchange, the Pacific Exchange, and any other stock exchange on which securities of the Corporation or Pacific Gas and Electric Company are listed. If an Audit Committee member simultaneously serves on the audit committees of three or more public companies other than the Corporation and its subsidiaries, that Committee member must inform the Corporation’s Board of Directors and, in order for that member to continue serving on the Corporation’s Audit Committee, the Board of Directors must affirmatively determine that such simultaneous service does not impair the ability of that member to serve effectively on the Corporation’s Audit Committee.

20.	Appointment of Committee Members

The composition of each committee is determined by the Board of Directors.

The Nominating, Compensation, and Governance Committee, after consultation with the Chairman of the Board and the Chief Executive Officer (if the Chairman is not the CEO) and with consideration of the wishes of the individual directors, recommends to the full Board the chairmanship and membership of each committee.

21.	Committee Agenda Items

The chair of each committee, in consultation with the appropriate members of management, establishes the agenda for each meeting.

At the beginning of the year, each committee issues a work plan of subjects to be discussed during the year, to the extent such subjects can be foreseen. Copies of these annual work plans are provided to all directors.

22.	Committee Materials and Presentations

The agenda for each committee meeting is provided in advance of the meeting, together with written materials on matters to be presented for consideration, for the committee members’ review prior to the meeting. As a general rule, written materials are provided in advance on all matters to be presented for committee action.

23.	Attendance at Committee Meetings

The chair of each committee, after consultation with the Chairman of the Board and the Chief Executive Officer (if the Chairman is not the CEO), determines the appropriate members of management to attend each meeting of the committee.

Any director or advisory director may attend any meeting of any committee with the concurrence of the committee chair.

24.	Formal Evaluation of the Chief Executive Officer

The independent directors annually review and evaluate the performance of the Chief Executive Officer. The review is based upon objective criteria, including the performance of the business and accomplishment of objectives previously established in consultation with the Chief Executive Officer.

The results of the review and evaluation are communicated to the Chief Executive Officer by the Chair of the Nominating, Compensation, and Governance Committee, and are used by that Committee and the Board when considering the compensation of the CEO.

25.	Management Development and Succession Planning

The Chief Executive Officer reports annually to the Board on management development and succession planning. This report includes the CEO’s recommendation for a successor should the CEO become unexpectedly disabled.

26.	Communications with External Entities

The Chief Executive Officer is responsible for all communications with the media, the financial community, or other external entities pertaining to the affairs of the Corporation. Directors refer any inquiries from such entities to the CEO for handling.

27.	Access to Independent Advisors

The Board of Directors and its committees have the right to retain independent outside financial, legal, or other advisors, as necessary and appropriate. The Corporation shall bear the costs of retaining such advisors.

28.	Director Orientation and Continuing Education

The Corporation provides information to new directors on subjects that would assist them in discharging their duties, and periodically provides briefing sessions or materials for all directors on such subjects.

29.	Communications with Shareholders

The Chair of the Nominating, Compensation, and Governance Committee shall be designated as the director who receives written communications from the Corporation’s shareholders, in care of the Corporate Secretary. The Corporate Secretary shall forward to the Chair of the Nominating, Compensation, and Governance Committee any shareholder communications addressed to the Board of Directors as a body or to all the directors in their entirety, and such other communications as the Corporate Secretary, in his or her discretion, determines is appropriate.

Exhibit A

PG&E Corporation

Corporate Governance Guidelines

Categorical Standards for Identifying “Material”

Relationships That May Affect Director Independence

Adopted: December 17, 2003

Amended as of February 18, 2004

      The following categories of relationships between a director and PG&E Corporation shall be considered “material.” The existence of a “material” relationship provides a rebuttable presumption that the affected director is not “independent,” absent a specific determination by the Board of Directors to the contrary.

      A director has a “material” relationship with the Corporation in the following circumstances:

Employment

If a director is a current or former employee of the Corporation.

If a member of the director’s immediate family is, or was during the past three years, an executive officer of the Corporation.

Direct Compensation from the Corporation

If a director is a consultant to the Corporation.

If a director or his or her immediate family member receives, or during the past three years received, more than $100,000 per year in direct compensation from the Corporation. “Direct compensation” does not include director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) or compensation received by a director’s immediate family member for service as a non-executive employee.

External Independent Auditors

If a director or his or her immediate family member is, or during the past three years was, affiliated with, or employed in a professional capacity by, a firm that serves or served during the past three years as the Corporation’s external auditor.

Director Interlock

If a director is a current or former officer or employee of any other company on whose board of directors any officer of the Corporation serves as a member.

If a director’s immediate family member is, or during the past three years was, employed as an executive officer of another company where any of the Corporation’s present executives serve on that entity’s company’s compensation committee.

Business Relationships

If a director or his or her immediate family member is an executive officer of a company (which does not include charitable entities) that makes payments to, or receives payments from, the Corporation for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2 percent of such other company’s consolidated gross revenues, during any of the past three years. The director is not “independent” until three years after falling below such threshold. (Both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the Corporation and the director or immediate family member’s current employer; the Corporation need not consider former employment of the director or immediate family member.)

Charitable Relationships

If the director (or a relative) is a trustee, director, or employee of a charitable or non-profit organization that receives grants or endowments from the Corporation or its affiliates exceeding the greater of $200,000 or 2 percent of the recipient’s gross revenues.

Notes

During the first year after adoption of these standards, only a one-year look-back applies. The three-year look-back will apply thereafter.

“Immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home, or is financially dependent on such person.

“Corporation” includes any consolidated subsidiaries or parent companies.

Item No. 1:

Election of Directors of PG&E Corporation and
Pacific Gas and Electric Company

          Effective as of the adjournment of the 2004 Joint Annual Meeting of shareholders, the authorized number of directors of PG&E Corporation will be eight, and the authorized number of directors of Pacific Gas and Electric Company will be nine.

      Shareholders are being asked to elect eight and nine directors to serve on the Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company, respectively, to hold office until the next annual meetings or until their successors shall be elected and qualified, except in the case of death, resignation, or removal of a director. The eight nominees for director of PG&E Corporation and the nine nominees for director of Pacific Gas and Electric Company whom the respective Boards propose for election are the same, except for Gordon R. Smith, who is a nominee for the Pacific Gas and Electric Company Board only. Two of the current members of the Boards of Directors, William S. Davila and Carl E. Reichardt, will retire from the Boards of Directors effective at the adjournment of the 2004 Joint Annual Meeting, and are not nominated for election to the Boards.

      The composition of these slates of nominees is consistent with the policy stated in the Corporate Governance Guidelines of PG&E Corporation and Pacific Gas and Electric Company that at least 75 percent of their Boards shall be composed of “independent” directors, as defined in the Corporate Governance Guidelines, and as set forth on pages 6-12 of this Joint Proxy Statement.

      Information is provided on the following pages about the nominees for director, including their principal occupations for the past five years, certain other directorships, age, and length of service as a director of PG&E Corporation and Pacific Gas and Electric Company. Membership on Board committees, attendance at Board and committee meetings, and ownership of stock of PG&E Corporation and Pacific Gas and Electric Company are indicated in separate sections following the biographical information on the nominees.

      All of the nominees have agreed to serve if elected. Should any of the nominees become unavailable at the time of the meeting to accept nomination or election as a director, the respective proxyholders named on the enclosed PG&E Corporation or Pacific Gas and Electric Company proxy card will vote for substitute nominees at their discretion.

The Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company Unanimously Recommend the Election of Their Respective Nominees for Director Presented in This Joint Proxy Statement.

Nominees for Directors of PG&E Corporation and

Pacific Gas and Electric Company
Biographical Information

David R. Andrews
Mr. Andrews is Senior Vice President Government Affairs, General Counsel, and Secretary of PepsiCo, Inc. (food and beverage businesses), and has held that position since February 2002. Prior to joining PepsiCo, Inc., Mr. Andrews was a partner in the law firm of McCutchen, Doyle, Brown & Enersen, LLP from May 2000 to January 2002 and from 1981 to July 1997. From August 1997 to April 2000, he served as the legal advisor to the U.S. Department of State and former Secretary Madeleine Albright. Mr. Andrews, 62, has been a director of PG&E Corporation and Pacific Gas and Electric Company since 2000. He also is a director of UnionBanCal Corporation.

Leslie S. Biller
Mr. Biller is retired Vice Chairman and Chief Operating Officer of Wells Fargo & Company (financial services and retail banking). He held that position from November 1998 until his retirement in October 2002. Mr. Biller was President and Chief Operating Officer of Norwest Corporation (bank holding company) from 1997 until it merged with Wells Fargo & Company in 1998. Mr. Biller, 56, has been an advisory director of PG&E Corporation and Pacific Gas and Electric Company since January 2003, and was elected a director of PG&E Corporation and Pacific Gas and Electric Company in February 2004. He also is a director of Ecolab Inc.

David A. Coulter
Mr. Coulter is Vice Chairman of J.P. Morgan Chase & Co. (financial services and retail banking), and has held that position since January 2001. Prior to the merger with J.P. Morgan & Co. Incorporated, he was Vice Chairman of The Chase Manhattan Corporation (bank holding company) from August 2000 to December 2000. He was a partner in the Beacon Group, L.P. (investment banking firm) from January 2000 to July 2000, and was Chairman and Chief Executive Officer of BankAmerica Corporation and Bank of America NT&SA from May 1996 to October 1998. Mr. Coulter, 56, has been a director of PG&E Corporation and Pacific Gas and Electric Company since 1996. He also is a director of Strayer Education, Inc.

C. Lee Cox
Mr. Cox is retired Vice Chairman of AirTouch Communications, Inc. and retired President and Chief Executive Officer of AirTouch Cellular (cellular telephone and paging services). He was an executive officer of AirTouch Communications, Inc. and its predecessor, PacTel Corporation, from 1987 until his retirement in April 1997. Mr. Cox, 62, has been a director of PG&E Corporation and Pacific Gas and Electric Company since 1996.

Robert D. Glynn, Jr.
Mr. Glynn is Chairman of the Board, Chief Executive Officer, and President of PG&E Corporation and Chairman of the Board of Pacific Gas and Electric Company. He has been an officer of PG&E Corporation since December 1996 and an officer of Pacific Gas and Electric Company since January 1988. Mr. Glynn, 61, has been a director of Pacific Gas and Electric Company since 1995 and a director of PG&E Corporation since 1996.

David M. Lawrence, MD
Dr. Lawrence is retired Chairman and Chief Executive Officer of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals, and was an executive officer of those companies from 1991 until his retirement in 2002. Dr. Lawrence, 63, has been a director of Pacific Gas and Electric Company since 1995 and a director of PG&E Corporation since 1996. He also is a director of Agilent Technologies Inc. and McKesson Corporation.

Mary S. Metz
Dr. Metz is President of S. H. Cowell Foundation, and has held that position since January 1999. Prior to that date, she was Dean of University Extension, University of California, Berkeley from July 1991 to June 1998. Dr. Metz, 66, has been a director of Pacific Gas and Electric Company since 1986 and a director of PG&E Corporation since 1996. She also is a director of Longs Drug Stores Corporation, SBC Communications Inc., and UnionBanCal Corporation.

Gordon R. Smith*
Mr. Smith is President and Chief Executive Officer of Pacific Gas and Electric Company, and has been an officer of Pacific Gas and Electric Company since 1980. Mr. Smith, 56, has been a director of Pacific Gas and Electric Company since 1997.

Barry Lawson Williams
Mr. Williams is President of Williams Pacific Ventures, Inc. (business investment and consulting), and has held that position since 1987. He also served as interim President and Chief Executive Officer of the American Management Association (management development organization) from November 2000 to June 2001. Mr. Williams, 59, has been a director of Pacific Gas and Electric Company since 1990 and a director of PG&E Corporation since 1996. He also is a director of CH2M Hill Companies, Ltd., The Northwestern Mutual Life Insurance Company, R.H. Donnelley Corporation, The Simpson Manufacturing Company Inc., and SLM Corporation.

*	Gordon R. Smith is a nominee for director of Pacific Gas and Electric Company only.

Information Regarding the
Boards of Directors of PG&E Corporation and
Pacific Gas and Electric Company

Board Independence

      The Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company each have affirmatively determined that Directors David R. Andrews, Leslie S. Biller, David A. Coulter, C. Lee Cox, William S. Davila, David M. Lawrence, MD, Mary S. Metz, Carl E. Reichardt, and Barry Lawson Williams are independent. Specifically, the independent directors do not have any material relationship with either PG&E Corporation or Pacific Gas and Electric Company that would interfere with the exercise of independent judgment, and the directors satisfy each of the categorical standards adopted by the Boards for determining whether a specific relationship is “material” and a director is independent. Those categorical standards are set forth on pages 11-12 of this Joint Proxy Statement.

      Each company’s Board of Directors also satisfies the requirement in the respective company’s Corporate Governance Guidelines that at least 75 percent of that Board be “independent” as defined in the Guidelines. The Board of Directors of PG&E Corporation satisfies the new New York Stock Exchange requirement that a majority of the Board be independent, as defined in New York Stock Exchange listing standards that become effective by the 2004 annual meeting of shareholders. Because PG&E Corporation and a subsidiary hold approximately 95 percent of the voting power in Pacific Gas and Electric Company, Pacific Gas and Electric Company is a “controlled subsidiary” of PG&E Corporation and will not be subject to new American Stock Exchange listing standards that will become effective by the 2004 annual meeting and that otherwise would require that at least a majority of all members of the Board of Directors meet the American Stock Exchange definition of “independent director.”

      The independent directors of PG&E Corporation and Pacific Gas and Electric Company meet at each regularly scheduled Board meeting in executive session. The Chair of the PG&E Corporation Nominating, Compensation, and Governance Committee presides over these executive session meetings. Each such meeting includes a subsequent discussion with the Chief Executive Officers of PG&E Corporation and Pacific Gas and Electric Company. The Chair of the Nominating, Compensation, and Governance Committee, as lead director, establishes the agenda for each executive session meeting of independent directors, and also determines which, if any, other individuals, including members of management and independent advisors, should attend each such meeting.

Board Committees

      The committees of the PG&E Corporation Board of Directors are the Executive Committee, the Audit Committee, the Finance Committee, the Nominating, Compensation, and Governance Committee, and the Public Policy Committee. The Pacific Gas and Electric Company Board of Directors has an Executive Committee and an Audit Committee. All committee members are directors of PG&E Corporation or Pacific Gas and Electric Company, as appropriate. To ensure that all committee members can perform their duties in an intelligent and fully informed manner, committee members and other directors have access to all of PG&E Corporation’s and Pacific Gas and Electric Company’s books, records, and other documents. The current membership and duties of these committees are described below.

Nominating,
Compensation, and
Executive	Audit	Finance	Governance	Public Policy
Committees	Committees	Committee	Committee	Committee
R. D. Glynn, Jr.*	C. L. Cox*	B. L. Williams*	C. E. Reichardt*	M. S. Metz*
C. L. Cox	D. R. Andrews	D. R. Andrews	D. A. Coulter	W. S. Davila
M. S. Metz	W. S. Davila	D. A. Coulter	C. L. Cox	D. M. Lawrence, MD
C. E. Reichardt	M. S. Metz	C. E. Reichardt	D. M. Lawrence, MD
G. R. Smith(1)	B. L. Williams
B. L. Williams

      * Chair

     (1) Member of the Pacific Gas and Electric Company Executive Committee only.

     Each company’s Board of Directors has adopted a formal charter for each of the above Board committees. A copy of the charter for each of the listed PG&E Corporation Board Committees can be found in the Corporate Governance section of the corporation’s website, at www.pgecorp.com. A copy of the charter for each of the listed

Pacific Gas and Electric Company Board Committees can be found in the Corporate Governance section of the company’s website, at www.pge.com. Shareholders also may obtain a copy of any committee’s charter by sending a written request to the respective company’s Corporate Secretary, at One Market, Spear Tower, Suite 2400, San Francisco, CA, 94105.

      A copy of the charter for the Audit Committees of PG&E Corporation and Pacific Gas and Electric Company is attached as an appendix to this Joint Proxy Statement.

Executive Committees

      Each Executive Committee, subject to the provisions of law and certain limits imposed by the PG&E Corporation Board or the Pacific Gas and Electric Company Board (as the case may be), may exercise any of the powers and perform any of the duties of the PG&E Corporation Board or the Pacific Gas and Electric Company Board, respectively. The Executive Committees meet as needed. One PG&E Corporation Executive Committee meeting and one Pacific Gas and Electric Company Executive Committee meeting were held in 2003.

Audit Committees

      The Audit Committees of PG&E Corporation (five meetings were held in 2003) and Pacific Gas and Electric Company (five meetings were held in 2003) advise and assist the respective Boards of Directors of those companies in fulfilling their responsibilities in connection with financial and accounting practices, internal controls, external and internal auditing programs, business ethics, and compliance with laws, regulations, and policies that may have a material impact on the consolidated financial statements of PG&E Corporation, Pacific Gas and Electric Company, and their respective subsidiaries.

      The Audit Committees are responsible for the selection, appointment, compensation, and oversight of the work of the independent public accountants that PG&E Corporation and Pacific Gas and Electric Company employ for the purpose of preparing or issuing audit reports or related work, and such independent public accountants report directly to the Audit Committees. The Audit Committees satisfy themselves as to the independence and competence of the independent public accountants, and review and discuss with the independent public accountants and with PG&E Corporation’s and Pacific Gas and Electric Company’s officers and internal auditors the scope and results of the independent public accountants’ audit work, consolidated quarterly and annual financial statements, the quality and effectiveness of internal controls, and compliance with laws, regulations, policies, and programs. The Audit Committees also pre-approve all auditing and non-audit services that the independent public accountants provide to PG&E Corporation and Pacific Gas and Electric Company, and make further inquiries as they deem necessary or desirable to inform themselves as to the conduct of the affairs of PG&E Corporation, Pacific Gas and Electric Company, and their respective subsidiaries.

Committee Member Independence and Leadership

      The members of the Audit Committees of PG&E Corporation and Pacific Gas and Electric Company are identical. The Audit Committees are composed entirely of directors who are (1) financially literate, including at least one member who has accounting or related financial management expertise, and (2) “independent” as defined in the respective company’s Corporate Governance Guidelines and applicable listing standards of the New York Stock Exchange, American Stock Exchange, and Pacific Exchange. The Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company each has determined that both C. Lee Cox and Barry Lawson Williams, members of each company’s Audit Committee, are “audit committee financial experts” as defined by Securities and Exchange Commission regulations implementing Section 407 of the Sarbanes-Oxley Act of 2002. Each Board of Directors also has determined that Mr. Cox and Mr. Williams are “independent” as defined by current listing standards of the New York Stock Exchange, the American Stock Exchange, and the Pacific Exchange, as applicable.

      One member of each Audit Committee is appointed by the appropriate Board of Directors as the Committee’s Chair.

      In addition, each Board of Directors has determined that each member of the respective Audit Committee is independent pursuant to new Securities and Exchange Commission regulations and applicable New York Stock Exchange and American Stock Exchange listing standards that become effective by the 2004 annual meeting of shareholders. Because Pacific Gas and Electric Company has only preferred securities listed on the American Stock Exchange, its Audit Committee is subject to the new American Stock Exchange audit committee independence requirements only to the extent that they overlap with Securities and Exchange Commission requirements regarding audit committee independence.

      Each company’s Corporate Governance Guidelines provide that, if an Audit Committee member simultaneously serves on the audit committees of three or more public companies other than PG&E Corporation, Pacific Gas and Electric Company, and their respective subsidiaries, that Committee member must inform that company’s Board of Directors and, in order for that member to continue serving on the Audit Committee, the Board of Directors must affirmatively determine that such simultaneous service does not impair the ability of that member to serve effectively on the Audit Committee. No current member of the Audit Committees currently serves on more than three additional public company audit committees.

Finance Committee

      The Finance Committee of PG&E Corporation (six meetings were held in 2003) advises and assists the Board with respect to the financial and capital investment policies and objectives of PG&E Corporation and its subsidiary companies, including specific actions required to achieve those objectives. The Finance Committee reviews long-term financial and investment plans and strategies, annual financial plans, dividend policy, short-term and long-term financing plans, proposed capital expenditures, proposed divestitures, major commercial banking, investment banking, financial consulting, and other financial relations of PG&E Corporation or its subsidiaries, and risk management activities. Each year, the Finance Committee presents for the Board of Directors’ review and approval (1) a five-year financial plan for PG&E Corporation and its subsidiaries that incorporates, among other things, the Corporation’s business strategy goals, and (2) an annual budget that reflects elements of the approved five-year plan. Members of the Board of Directors receive a monthly report that compares the Corporation’s performance to the budget and provides other information regarding financial performance.

      One member of the Committee who is an independent director, as defined in the Corporate Governance Guidelines, is appointed by the Board of Directors as the Committee’s Chair.

Nominating, Compensation, and Governance Committee

      The Nominating, Compensation, and Governance Committee of PG&E Corporation (five meetings were held in 2003) advises and assists the Boards of PG&E Corporation and Pacific Gas and Electric Company with respect to the selection and compensation of directors. It also advises and assists PG&E Corporation and its subsidiaries on employment, compensation, and benefits policies and practices, and the development, selection, and compensation of policy-making officers. In addition, it advises and assists the Boards of PG&E Corporation and Pacific Gas and Electric Company with respect to corporate governance matters, including the performance and effectiveness of the Boards and the corporate governance principles and practices of PG&E Corporation and Pacific Gas and Electric Company. The Nominating, Compensation, and Governance Committee reviews and acts upon the compensation of officers of PG&E Corporation and its subsidiaries, except that the compensation of the Chief Executive Officers of PG&E Corporation and Pacific Gas and Electric Company is established by the independent members of the Board of Directors of PG&E Corporation or Pacific Gas and Electric Company (as the case may be) upon recommendation of the Committee, and the Committee has delegated to the PG&E Corporation Chief Executive Officer the authority to approve compensation for certain officers of PG&E Corporation and its subsidiaries. The Committee also reviews long-range planning for executive development and succession, the composition and performance of the Boards of PG&E Corporation and Pacific Gas and Electric Company, and the Corporate Governance Guidelines of those companies.

Committee Member Independence and Leadership

      The Nominating, Compensation, and Governance Committee is composed entirely of independent directors, as defined in the Corporate Governance Guidelines. Each member of the Nominating, Compensation, and Governance Committee also is independent pursuant to New York Stock Exchange listing standards that become effective by the 2004 annual meeting of shareholders. Because PG&E Corporation and a subsidiary hold approximately 95 percent of the voting power in Pacific Gas and Electric Company, that company is a “controlled subsidiary” of PG&E Corporation and will not be subject to Sections 804 and 805 of the American Stock Exchange Company Guide, which will become effective by the 2004 annual meeting of shareholders and would otherwise require that all members of the Committee meet the American Stock Exchange definition of “independent director,” and impose requirements upon Pacific Gas and Electric Company’s director nomination process and determination of executive compensation.

      One member of the Committee is appointed by the Board of Directors as the Committee’s Chair. The Chair of the Nominating, Compensation, and Governance Committee chairs executive session meetings of the independent directors of PG&E Corporation and Pacific Gas and Electric Company, and is the lead director for these meetings.

Director Nomination Process

      The Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company nominate directors for election at each company’s respective annual meeting of shareholders, based on recommendations received from the PG&E Corporation Nominating, Compensation, and Governance Committee. The Committee’s recommendations are based upon a review of the qualifications of Board candidates, and those recommendations are developed in consultation with the PG&E Corporation Chairman of the Board and Chief Executive Officer and the Pacific Gas and Electric Company Chairman of the Board.

      The Committee receives recommendations for director nominees from a variety of sources, including from shareholders, management, Board members, or third party search firms. Shareholders may recommend any person to be a director of PG&E Corporation or Pacific Gas and Electric Company, as appropriate, by writing to that company’s Corporate Secretary. Each submission must include (1) a brief description of the candidate, (2) the candidate’s name, age, business address, and residence address, (3) the candidate’s principal occupation and the number of shares of the respective company’s capital stock owned by the candidate, and (4) any other information that would be required under the rules of the Securities and Exchange Commission in a proxy statement listing the candidate as a nominee for director. Recommended candidates may be required to provide additional information.

      The Committee reviews all recommended candidates at the same time, and subjects all candidates to the same review criteria. Board members should be qualified, dedicated, ethical, and highly regarded individuals who have experience relevant to the respective company’s operations and understand the complexities of that company’s business environment. The Committee further develops recommendations regarding the appropriate skills and characteristics required of Board members in the context of the current composition of each company’s Board, and these recommendations are submitted to the appropriate Board for review and approval. In conducting this assessment, the Committee considers diversity, age, skills, and such other factors as it deems appropriate, given the current needs of the Board and the company. In addition, each company’s Corporate Governance Guidelines specify that:

•	At least 75 percent of each Board must be independent, as defined in the Corporate Governance Guidelines;

•	All members of the Audit Committees must be independent and also satisfy heightened independence and qualification criteria;

•	The Chairs of certain committees must be independent; and

•	Each Board of Directors may establish an age limit beyond which individuals may not be nominated to serve as director.

      In addition, the PG&E Corporation Corporate Governance Guidelines specify that all members of the Nominating, Compensation, and Governance Committee must be independent.

Public Policy Committee

      The Public Policy Committee of PG&E Corporation (four meetings were held in 2003) advises and assists the Board of Directors with respect to public policy issues that could affect significantly the interests of the customers, shareholders, or employees of PG&E Corporation, Pacific Gas and Electric Company, and their respective subsidiaries. The Public Policy Committee reviews the policies and practices of PG&E Corporation and its subsidiaries with respect to protection and improvement of the quality of the environment, charitable and community service organizations and activities, equal opportunity in hiring and promoting employees, and development of minority-owned and women-owned businesses as suppliers to PG&E Corporation, Pacific Gas and Electric Company, and their respective subsidiaries. The Committee also reviews significant societal, governmental, and environmental trends and issues that may affect the operations of PG&E Corporation, Pacific Gas and Electric Company, or their subsidiaries.

      One member of the Committee who is an independent director, as defined in the Corporate Governance Guidelines, is appointed by the Board of Directors as the Committee’s Chair.

Attendance at Board and Committee Meetings

and at the 2003 Annual Meetings of Shareholders

      Ten meetings of the PG&E Corporation Board of Directors and 21 meetings of the PG&E Corporation Board committees were held in 2003. Overall attendance of incumbent directors at such meetings was 88.64%. Each director attended at least 75 percent of the total number of Board and Board committee meetings held during the period of their service on the Board and committees of which they were members during 2003.

      Ten meetings of the Pacific Gas and Electric Company Board of Directors and six meetings of the Pacific Gas and Electric Company Board committees were held in 2003. Overall attendance of incumbent directors at such meetings was 90.84%. Each director attended at least 75 percent of the total number of Board and Board committee meetings held during the period of their service on the Board and committees of which they were members during 2003.

      Each member of the Board of Directors of PG&E Corporation or Pacific Gas and Electric Company is expected to attend annual meetings of that company’s shareholders. At PG&E Corporation’s 2003 annual meeting of shareholders, all 9 directors were in attendance. At Pacific Gas and Electric Company’s 2003 annual meeting of shareholders, all 10 directors were in attendance.

Compensation of Directors

      Each director who is not an officer or employee of PG&E Corporation or Pacific Gas and Electric Company receives a quarterly retainer of $7,500 plus a fee of $1,000 for each Board or Board committee meeting attended. Non-employee directors who chair Board committees receive an additional quarterly retainer of $625. Under the Deferred Compensation Plan for Non-Employee Directors, directors of PG&E Corporation or Pacific Gas and Electric Company may elect to defer all or part of such compensation for varying periods. Directors who participate in the Deferred Compensation Plan may convert their deferred compensation into common stock equivalents, the value of which is tied to the market value of PG&E Corporation common stock. Alternatively, participating directors may elect that their deferred compensation be invested in the Utility Bond Fund.

      No director who serves on both the PG&E Corporation and Pacific Gas and Electric Company Boards and corresponding committees is paid additional compensation for concurrent service on Pacific Gas and Electric Company’s Board or its committees, except that separate meeting fees are paid for each meeting of the Pacific Gas and Electric Company Board, or a Pacific Gas and Electric Company Board committee, that is not held concurrently or sequentially with a meeting of the PG&E Corporation Board or a corresponding PG&E Corporation Board committee. It is the usual practice of PG&E Corporation and Pacific Gas and Electric Company that meetings of the respective Boards and corresponding committees are held concurrently and, therefore, that a single meeting fee is paid to each director for each set of meetings.

      Directors of PG&E Corporation or Pacific Gas and Electric Company are reimbursed for reasonable expenses incurred for participating in Board meetings, committee meetings, or other activities undertaken on behalf of PG&E Corporation or Pacific Gas and Electric Company.

      Effective January 1, 1998, the PG&E Corporation Retirement Plan for Non-Employee Directors was terminated. Directors who had accrued benefits under the Plan were given a one-time option of receiving at retirement the benefit accrued through 1997, or of converting the present value of their accrued benefit into a PG&E Corporation common stock equivalent investment held in the Deferred Compensation Plan for Non-Employee Directors. The payment of frozen accrued retirement benefits, or distributions from the Deferred Compensation Plan attributable to the conversion of retirement benefits, cannot be made until the later of age 65 or retirement from the Board.

      Under the Non-Employee Director Stock Incentive Plan, which is a component of the PG&E Corporation Long-Term Incentive Program, on the first business day of January of each year, each non-employee director of PG&E Corporation is entitled to receive stock-based grants with a total aggregate equity value of $30,000, composed of (1) restricted shares of PG&E Corporation common stock valued at $10,000 (based on the closing price of PG&E Corporation common stock on the first business day of the year), and (2) a combination, as elected by the director, of non-qualified stock options and common stock equivalents with a total equity value of $20,000, based on equity value increments of $5,000. The exercise price of stock options is equal to the market value of PG&E Corporation common stock (i.e., the closing price) on the date of grant. Restricted stock and stock options vest over the five-year period following the date of grant, except that restricted stock and stock options will vest immediately upon mandatory retirement from the Board, upon a director’s death or disability, or in the event of a change in control. Common stock equivalents awarded to non-employee directors are payable only in the form of

PG&E Corporation common stock following a director’s retirement from the Board, upon a director’s death or disability, or in the event of a change in control. Unvested awards are forfeited if the recipient ceases to be a director for any other reason.

      On January 2, 2003, each non-employee director received 684 restricted shares of PG&E Corporation common stock. In addition, directors who were granted stock options received options to purchase 1,101 shares of PG&E Corporation common stock for each $5,000 increment of equity value (subject to the aggregate $20,000 limit) at an exercise price of $14.61 per share, and directors who were granted common stock equivalents received 342 common stock equivalent units for each $5,000 increment of equity value (subject to the aggregate $20,000 limit).

Legal Proceedings

Proofs of Claims Filed in the Bankruptcy Case

      On April 6, 2001, Pacific Gas and Electric Company filed a voluntary petition for relief under the provisions of Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of California (Bankruptcy Court). Pursuant to Chapter 11 of the U.S. Bankruptcy Code, Pacific Gas and Electric Company retains control of its assets and is authorized to operate its business as a debtor in possession while being subject to the jurisdiction of the Bankruptcy Court.

      J.P. Morgan Trust Co. of Delaware submitted a proof of claim for approximately $1.45 million relating to its ownership interest in shares of Pacific Gas and Electric Company’s preferred stock. J.P. Morgan Chase Bank submitted a proof of claim for approximately $173 million, related to its provision of a stand-by letter of credit which provides credit and liquidity support for certain of Pacific Gas and Electric Company’s Pollution Control Bonds. Both entities are subsidiaries of J.P. Morgan Chase & Co. Mr. David Coulter, a director of both PG&E Corporation and Pacific Gas and Electric Company, is a Vice Chairman of J.P. Morgan Chase & Co. and J.P. Morgan Chase Bank, responsible for its investment bank, investment management, and private banking.

California Attorney General Complaint and Related Litigation

California Attorney General Complaint.

      This complaint, filed January 10, 2002, in San Francisco Superior Court against PG&E Corporation and its directors, directors of Pacific Gas and Electric Company, and other parties, alleges unfair or fraudulent business acts or practices in violation of California Business and Professions Code Section 17200. Among other claims, the Attorney General alleged that past transfers of money from Pacific Gas and Electric Company to PG&E Corporation, and from PG&E Corporation to its other affiliates, violated various conditions established by the California Public Utilities Commission (CPUC) in decisions approving formation of PG&E Corporation as the holding company.

      The Attorney General also alleged that the December 2000 and January and February 2001 ringfencing transactions, by which PG&E Corporation subsidiaries complied with credit rating agency criteria to establish independent credit ratings, violated the holding company conditions. The Attorney General alleged that these ringfencing transactions included conditions that restricted PG&E National Energy Group’s ability to provide any funds to PG&E Corporation, through dividends, capital distributions, or similar payments, reducing PG&E Corporation’s cash and thereby impairing PG&E Corporation’s ability to comply with the capital requirements condition and subordinating Pacific Gas and Electric Company’s interests to the interests of PG&E Corporation and its other affiliates. (On January 9, 2002, the CPUC issued a decision interpreting the capital requirements condition (which it terms the “first priority condition”) and concluded that the condition, at least under certain circumstances, includes the requirement that each of the holding companies “infuse the utility with all types of capital necessary for the utility to fulfill its obligation to serve.” The three major California investor-owned energy utilities and their parent holding companies had opposed the broader interpretation as being inconsistent with the prior 15 years’ understanding of that condition as applying more narrowly to a priority on capital needed for investment purposes. The appeal of the CPUC’s decision by three major California investor-owned energy utilities and their parent holding companies is set for oral argument on March 5, 2004, before the First Appellate District in San Francisco, California.)

      The complaint seeks injunctive relief, the appointment of a receiver, restitution in an amount according to proof, civil penalties of $2,500 against each defendant for each violation of California Business and Professions Code Section 17200, that the total penalty not be less than $500 million, and costs of the lawsuit.

      In addition, the Attorney General alleged that, through Pacific Gas and Electric Company’s bankruptcy proceedings, PG&E Corporation and Pacific Gas and Electric Company engaged in unlawful, unfair, and fraudulent business practices by seeking to implement the transactions proposed in the proposed Plan of Reorganization filed in Pacific Gas and Electric Company’s bankruptcy proceeding. The Attorney General’s complaint also seeks restitution of assets allegedly wrongfully transferred to PG&E Corporation from Pacific Gas and Electric Company. In PG&E Corporation’s view, the U.S. Bankruptcy Court for the Northern District of California (Bankruptcy Court) has original and exclusive jurisdiction of these claims. Therefore, on February 8, 2002, PG&E Corporation filed a notice of removal in the Bankruptcy Court to transfer the Attorney General’s complaint to the Bankruptcy Court.

      After removing the Attorney General’s complaint to the Bankruptcy Court, on February 15, 2002, PG&E Corporation filed a motion to dismiss or, in the alternative, to stay the Attorney General’s complaint with the Bankruptcy Court. Subsequently, the Attorney General filed a motion to remand the action to state court. In June 2002, the Bankruptcy Court held that federal law preempted the Attorney General’s allegations concerning PG&E Corporation’s participation in Pacific Gas and Electric Company’s bankruptcy proceedings. The Bankruptcy Court directed the Attorney General to file an amended complaint omitting these allegations and remanded the amended complaint to the San Francisco Superior Court. On August 9, 2002, the Attorney General filed its amended complaint in the San Francisco Superior Court omitting the allegations concerning PG&E Corporation’s participation in Pacific Gas and Electric Company’s bankruptcy proceeding. Both parties appealed the Bankruptcy Court’s remand order to the U.S. District Court for the Northern District of California (District Court). On October 8, 2003, the District Court reversed, in part, the Bankruptcy Court’s June 2002 decision and ordered the Attorney General’s restitution claims sent back to the Bankruptcy Court. The District Court found that these claims for approximately $5 billion are the property of Pacific Gas and Electric Company’s Chapter 11 estate and therefore are properly within the Bankruptcy Court’s jurisdiction. Under Pacific Gas and Electric Company’s plan of reorganization confirmed by the Bankruptcy Court on December 22, 2003, Pacific Gas and Electric Company would release these claims. The District Court also affirmed, in part, the Bankruptcy Court’s June 2002 decision and found that the Attorney General’s civil penalty and injunctive relief claims under Section 17200 could be resolved in San Francisco Superior Court, where a status conference has been scheduled for April 21, 2004. The Attorney General has appealed this ruling to the Ninth Circuit. The defendants have filed motions to dismiss the appeals. No proceedings have been scheduled in Bankruptcy Court regarding the restitution claims. The Bankruptcy Court’s order confirming the plan of reorganization provides that the Attorney General’s claims for penalties under Section 17200 will not be released upon implementation of the plan of reorganization.

Cynthia Behr v. PG&E Corporation, et al.

      On February 14, 2002, this complaint was filed by a private plaintiff in Santa Clara Superior Court against PG&E Corporation and its directors, Pacific Gas and Electric Company’s directors, and other parties, also alleging a violation of California Business and Professions Code Section 17200. The allegations of the complaint are similar to the allegations contained in the Attorney General’s complaint but also include allegations of fraudulent transfer and violation of the California bulk sales laws. Plaintiff requests the same remedies as the Attorney General’s case and in addition requests damages, attachment, and restraints upon the transfer of defendants’ property. On March 8, 2002, PG&E Corporation filed a notice of removal in the Bankruptcy Court to transfer the complaint to the Bankruptcy Court. Subsequently, the plaintiff filed a motion to remand the action to state court.

      In the June 2002 ruling referred to above regarding the Attorney General’s case, the Bankruptcy Court also retained jurisdiction over Behr’s fraudulent transfer claim and bulk sales claim, finding them to belong to Pacific Gas and Electric Company’s estate. The Bankruptcy Court remanded Behr’s Section 17200 claim to the Santa Clara Superior Court. Both parties have appealed the Bankruptcy Court’s remand order to the District Court. As described above, on October 8, 2003, the District Court reversed, in part, the Bankruptcy Court’s June 2002 decision, and ordered Ms. Behr’s restitution claims sent back to the Bankruptcy Court. The District Court also affirmed, in part, the Bankruptcy Court’s June 2002 decision and found that Ms. Behr’s injunctive relief claim under Section 17200 could be resolved in San Francisco Superior Court, where a status conference has been scheduled for April 21, 2004.

Security Ownership of Management

      The following table sets forth the number of shares of PG&E Corporation common stock beneficially owned (as defined in the rules of the Securities and Exchange Commission) as of January 31, 2004, by the respective directors of PG&E Corporation and Pacific Gas and Electric Company, the nominees for director, the executive officers of PG&E Corporation and Pacific Gas and Electric Company named in the Summary Compensation Table on pages 39-41, and all directors and executive officers of PG&E Corporation and Pacific Gas and Electric Company as a group. As of January 31, 2004, no director, nominee for director, or executive officer owned shares of any class of Pacific Gas and Electric Company securities. The table also sets forth common stock equivalents credited to the accounts of directors and executive officers under PG&E Corporation’s deferred compensation and equity plans.

	Beneficial Stock	Percent of	Common Stock
Name	Ownership(1)(2)(3)	Class(4)	Equivalents(5)	Total
David R. Andrews(6)	4,054	*	767	4,821
Leslie S. Biller(6)	1,051	*	4,083	5,134
David A. Coulter(6)	5,681	*	22,897	28,578
C. Lee Cox(6)	47,207	*	3,609	50,816
William S. Davila(6)	21,517	*	12,949	34,466
Robert D. Glynn, Jr.(7)	1,901,961	*	99,181	2,001,142
David M. Lawrence, MD(6)	45,197	*	3,041	48,238
Mary S. Metz(6)	24,276	*	4,366	28,642
Carl E. Reichardt(6)	26,197	*	14,335	40,532
Gordon R. Smith(8)	804,073	*	20,059	824,132
Barry Lawson Williams(6)	22,109	*	5,689	27,798
Peter A. Darbee(9)	437,150	*	10,346	447,496
Bruce R. Worthington(9)	416,605	*	7,917	424,522
G. Brent Stanley(9)	289,592	*	4,262	293,854
P. Chrisman Iribe(9)	428,890	*	99,008	527,898
Thomas B. King(10)	435,614	*	49,366	484,980
Gregory M. Rueger(10)	227,225	*	0	227,225
Kent M. Harvey(10)	138,918	*	0	138,918
Roger J. Peters(10)	262,930	*	86,144	349,074
James K. Randolph(11)	268,569	*	141	268,710

All PG&E Corporation directors and executive officers as a group (16 persons)	4,436,002	1.1	227,291	4,663,293

All Pacific Gas and Electric Company directors and executive officers as a group (16 persons)	4,192,772	1.1	328,184	4,520,956

*	Less than 1 percent

(1)	Includes any shares held in the name of the spouse, minor children, or other relatives sharing the home of the director or executive officer and, in the case of executive officers, includes shares of PG&E Corporation common stock held in the defined contribution retirement plans maintained by PG&E Corporation, Pacific Gas and Electric Company, and their respective subsidiaries. Except as otherwise indicated below, the directors, nominees for director, and executive officers have sole voting and investment power over the shares shown. Voting power includes the power to direct the voting of the shares held, and investment power includes the power to direct the disposition of the shares held.

Also includes the following shares of PG&E Corporation common stock in which the beneficial owners share voting and investment power: Mr. Andrews 2,076 shares, Mr. Biller 1,051 shares, Mr. Coulter 5,681 shares, Mr. Cox 24,192 shares, Mr. Davila 200 shares, Dr. Lawrence 15,676 shares, Dr. Metz 7,681 shares, Mr. Smith 3,884 shares, Mr. Darbee 69,818 shares, Mr. Worthington 2,288 shares, Mr. Rueger 13,987 shares, Mr. Peters 184 shares, all PG&E Corporation directors and executive officers as a group 132,547 shares, and all Pacific Gas and Electric Company directors and executive officers as a group 74,612 shares.

(2)	Includes shares of PG&E Corporation common stock which the directors and executive officers have the right to acquire within 60 days of January 31, 2004, through the exercise of vested stock options granted under the PG&E Corporation Long-Term Incentive Program, as follows: Mr. Andrews 1,978 shares, Mr. Cox 23,015 shares, Mr. Glynn 1,713,325 shares, Dr. Lawrence 23,015 shares, Dr. Metz 14,368 shares, Mr. Reichardt 20,141 shares, Mr. Smith 702,392 shares, Mr. Williams 16,254 shares, Mr. Darbee 353,159 shares, Mr. Iribe 404,601 shares, Mr. Stanley 263,626 shares, Mr. Worthington 374,701 shares, Mr. King 385,726 shares, Mr. Rueger 178,506 shares, Mr. Harvey 97,300 shares, Mr. Peters 226,376 shares, Mr. Randolph 231,258 shares, all PG&E Corporation directors and executive officers as a group 3,845,092 shares, and all Pacific Gas and Electric Company directors and executive officers as a group 3,598,855 shares. The directors and executive officers have neither voting power nor investment power with respect to shares shown unless and until such shares are purchased through the exercise of the options, pursuant to the terms of the PG&E Corporation Long-Term Incentive Program.

(3)	Includes restricted shares of PG&E Corporation common stock awarded under the PG&E Corporation Long-Term Incentive Program. As of January 31, 2004, directors and executive officers of PG&E Corporation and Pacific Gas and Electric Company held the following numbers of restricted shares that may not be sold or otherwise transferred until certain vesting conditions are satisfied: Mr. Andrews 2,076 shares, Mr. Biller 1,051 shares, Mr. Coulter 3,703 shares, Mr. Cox 3,703 shares, Mr. Davila 4,056 shares, Mr. Glynn 163,393 shares, Dr. Lawrence 4,056 shares, Dr. Metz 4,056 shares, Mr. Reichardt 4,056 shares, Mr. Smith 70,321 shares, Mr. Williams 4,056 shares, Mr. Darbee 48,498 shares, Mr. Iribe 24,225 shares, Mr. Stanley 25,008 shares, Mr. Worthington 39,553 shares, Mr. King 39,553 shares, Mr. Rueger 18,777 shares, Mr. Harvey 19,797 shares, Mr. Peters 19,797 shares, Mr. Randolph 13,631 shares, all PG&E Corporation directors and executive officers as a group 417,498 shares, and all Pacific Gas and Electric Company directors and executive officers as a group 381,892 shares.

(4)	The percent of class calculation is based on the number of shares of PG&E Corporation common stock outstanding as of January 31, 2004, excluding shares held by a subsidiary.

(5)	Reflects the number of stock units purchased by directors and executive officers through salary and other compensation deferrals or awarded under equity compensation plans. The value of each stock unit is equal to the value of a share of PG&E Corporation common stock and fluctuates daily based on the market price of PG&E Corporation common stock. The directors and officers who own these stock units share the same market risk as PG&E Corporation shareholders, although they do not have voting rights with respect to these stock units.

(6)	Mr. Andrews, Mr. Biller, Mr. Coulter, Mr. Cox, Mr. Davila, Dr. Lawrence, Dr. Metz, Mr. Reichardt, and Mr. Williams are directors of both PG&E Corporation and Pacific Gas and Electric Company.

(7)	Mr. Glynn is a director and executive officer of PG&E Corporation, and also is a director of Pacific Gas and Electric Company. He is named in the Summary Compensation Table on pages 39-41.

(8)	Mr. Smith is a director and an executive officer of Pacific Gas and Electric Company, and also is an executive officer of PG&E Corporation. He is named in the Summary Compensation Table on pages 39-41.

(9)	Mr. Darbee, Mr. Iribe, Mr. Stanley, and Mr. Worthington are executive officers of PG&E Corporation named in the Summary Compensation Table on pages 39-41.

(10)	Mr. Harvey, Mr. King, Mr. Peters, and Mr. Rueger are executive officers of Pacific Gas and Electric Company named in the Summary Compensation Table on pages 39-41.

(11)	Mr. Randolph retired as an executive officer of Pacific Gas and Electric Company in 2003. He is named in the Summary Compensation Table on pages 39-41.

Item No. 2:

Ratification of Appointment of Independent Public Accountants

          The respective Audit Committees of PG&E Corporation and Pacific Gas and Electric Company have selected and appointed Deloitte & Touche LLP as the independent public accountants to examine the consolidated financial statements of PG&E Corporation and Pacific Gas and Electric Company for the year 2004. Deloitte & Touche LLP is a major national accounting firm with substantial expertise in the energy and utility businesses. Deloitte & Touche LLP has been employed to perform this function for PG&E Corporation and Pacific Gas and Electric Company since 1999.

      One or more representatives of Deloitte & Touche LLP are expected to be present at the annual meetings. They will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions from shareholders.

      PG&E Corporation and Pacific Gas and Electric Company are not required to submit these appointments to a vote of the shareholders. In the event that the shareholders of either PG&E Corporation or Pacific Gas and Electric Company do not ratify the appointment, the respective Audit Committee will investigate the reasons for rejection by the shareholders and will reconsider the appointment.

The Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company Unanimously Recommend a Vote FOR the Proposal to Ratify the Appointment of Deloitte & Touche LLP.

Information Regarding the Independent Public Accountants of

PG&E Corporation and Pacific Gas and Electric Company

Fees Paid to Independent Public Accountants

      The Audit Committees have reviewed the audit and non-audit fees that PG&E Corporation, Pacific Gas and Electric Company, and their respective subsidiaries have paid to the independent public accountants for purposes of considering whether such fees are compatible with maintaining the auditor’s independence.

      Audit Fees. Estimated fees billed for services rendered by Deloitte & Touche LLP for the reviews of Forms 10-Q and for the audits of the financial statements of PG&E Corporation and its subsidiaries were $9.8 million for 2002 and $6.5 million for 2003. These amounts include fees for stand-alone audits of various subsidiaries, including estimated fees of $4.4 million for 2002 and $2.8 million for 2003 for Pacific Gas and Electric Company and its subsidiaries.

      Audit-Related Fees. Aggregate fees billed for all audit-related services rendered by Deloitte & Touche LLP to PG&E Corporation and its subsidiaries consisted of $0.9 million of fees in 2002 and $0.7 million of fees for 2003. These amounts include $206,000 of audit-related fees in 2002 and $351,000 of audit-related fees in 2003 for Pacific Gas and Electric Company and its subsidiaries. Specific services for both PG&E Corporation and its subsidiaries and Pacific Gas and Electric Company and its subsidiaries in both years include employee benefit plan audits, consultations on financial accounting and reporting standards, a required transition property procedures report, and nuclear decommissioning trust audits. Amounts in 2003 also include Sarbanes-Oxley Section 404 readiness work.

      Tax Fees. Aggregate fees billed for permissible tax services rendered by Deloitte & Touche LLP to PG&E Corporation and its subsidiaries consisted of $2.2 million of fees during 2002 and $1.1 million of fees during 2003. These amounts for 2002 include $4,000 for Pacific Gas and Electric Company and its subsidiaries. Specific services in both years include services to support IRS audit appeals and questions, tax strategy services, and review of tax returns. Amounts in 2002 also include a review of a private letter ruling request.

      All Other Fees. Aggregate fees billed for all other services rendered by Deloitte & Touche LLP to PG&E Corporation and its subsidiaries consisted of $1.1 million in 2002. These services were consulting services for the implementation of risk management software. None of these services were for Pacific Gas and Electric Company. No such services were rendered in 2003.

Pre-Approval of Services Provided by the Independent Public Accountant

      As of June 2002, PG&E Corporation and its controlled subsidiaries have entered into new engagements with Deloitte & Touche LLP and its affiliate, Deloitte Consulting, only for audit services, audit-related services, or tax services, which Deloitte & Touche LLP and its affiliates may provide to Deloitte & Touche LLP’s audit clients under the Sarbanes-Oxley Act of 2002. PG&E Corporation and its subsidiaries traditionally have obtained these types of services from its independent public accountants.

      Since November 2002, the Audit Committees have been responsible for pre-approving all audit and non-audit services provided by Deloitte & Touche LLP to PG&E Corporation, Pacific Gas and Electric Company, or their controlled subsidiaries, pursuant to Committee pre-approval procedures that are reviewed and amended from time to time. At the beginning of each fiscal year, the PG&E Corporation and Pacific Gas and Electric Company Audit Committees approve the selection of the independent public accountants for that fiscal year, and approve obtaining from the auditors a detailed list of (1) audit services, (2) audit-related services, and (3) tax services, up to specified fee amounts. “Audit services” generally includes audit and review of annual and quarterly financial statements and services that only the external auditors reasonably can provide (e.g., comfort letters, statutory audits, attest services, consents, and assistance with and review of documents filed with the Securities and Exchange Commission). “Audit-related services” generally include assurance and related services that traditionally are performed by the independent public accountants (e.g., employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, internal control reviews, and attest services that are not required by statute or regulation). “Tax services” generally includes compliance, tax strategy, tax appeals, and specialized tax issues, all of which also must be permissible under the Sarbanes-Oxley Act of 2002. In determining whether to pre-approve any services from the independent public accountants, the Audit Committees assess, among other things, the impact of that service on the auditor’s independence.

      Following the initial annual pre-approval, the Audit Committees must pre-approve any proposed engagement of the independent public accountants for any audit, audit-related, and tax services that are not included on the list of pre-approved services, and must pre-approve any listed pre-approved services that would cause PG&E Corporation or Pacific and Electric Company to exceed the authorized fee amounts. Other services may be obtained from the independent public accountants only following review and approval from the applicable company’s management and review and pre-approval by the applicable Audit Committee.

      Each Audit Committee has delegated to one or more members of the Committee the authority to pre-approve audit and non-audit services provided by the respective company’s independent public accountants. Any pre-approvals granted pursuant to this authority must be presented to the full Audit Committee at the next regularly scheduled Committee meeting. No such pre-approvals were granted for 2003.

      At each regular meeting of the Audit Committees, management reports the specific non-audit services being performed by Deloitte & Touche LLP for the respective company and its subsidiaries, the dollar amounts associated with these services, and a comparison of fees paid to date to the pre-approved amounts.

      During 2003, all services provided by Deloitte & Touche LLP to PG&E Corporation, Pacific Gas and Electric Company, and their consolidated affiliates were approved pursuant to the applicable pre-approval procedures.

Item Nos. 3-8:

PG&E Corporation Shareholder Proposals

To Be Voted on by PG&E Corporation Shareholders Only

       The following shareholder proposals and related supporting statements represent the views of the shareholders who submitted them, and not the views of PG&E Corporation. PG&E Corporation is not responsible for, and does not endorse, the content of any shareholder proposal or supporting statement. These shareholder proposals and supporting statements are included in this proxy statement pursuant to rules established by the Securities and Exchange Commission.

Item No. 3: Shareholder Proposal

      Mr. Nick Rossi, P.O. Box 249, Boonville, California 95415, beneficial owner of 600 shares of PG&E Corporation common stock, has given notice of his intention to present the following proposal for action at the PG&E Corporation annual meeting:

“3 – Shareholder Input on a Poison Pill

RESOLVED: Shareholders request that our Directors increase shareholder voting rights and submit any adoption, maintenance or extension of a poison pill to a shareholder vote as a separate ballot item on the earliest possible shareholder ballot. Also once this proposal is adopted, any material change or discontinuing of this proposal is requested to be submitted to a shareholder vote as a separate ballot item on the earliest possible shareholder ballot.

We as shareholders voted in support of this topic:

Year	Rate of Support

2002	66%
2003	67%

These percentages are based on yes and no votes cast. I believe this repeated level of shareholder support is more impressive than the raw percentages because this support followed our Directors’ objections. The 33% vote for our Directors’ objection equals only 19% of PG&E shares outstanding.

This topic also won an overall 60% yes-vote at 79 companies in 2003. I believe majority shareholder votes are a strong signal of shareholder concern on this topic.

Poison Pill Negative

The key negative of poison pills is that pills can preserve management deadwood.
Source: Morningstar.com

The Potential of a Tender Offer Can Motivate Our Directors

Hectoring directors to act more independently is a poor substitute for the bracing possibility that shareholders could sell the company out from under its present management.
Source: Wall Street Journal, Feb. 24, 2003

Diluted Stock

An anti-democratic management scheme to flood the market with diluted stock is not a reason that a tender offer for our stock should fail.
Source: The Motley Fool

Like a Dictator

Poison pills are like a dictator who says, “Give up more of your freedom and I’ll take care of you.
“Ultimately if you perform well you remain independent, because your stock price stays up.”

T.J. Dermot Dunphy, CEO of Sealed Air (NYSE) for 25 years

I believe our Directors could make a token response to this proposal – hoping to gain points in the new corporate governance rating systems. A response, which could still allow our directors to give a poison pill with no shareholder vote, would not substitute for this proposal.

Council of Institutional Investors Recommendation

The Council of Institutional Investors www.cii.org, whose members have $2 trillion invested, called for shareholder approval of poison pills.

Director Confidence in their Oversight

I believe that, by our Directors taking steps to adopt this proposal, our Directors can signal their confidence that our management – with their oversight – will be the best management to enhance shareholder value.

Shareholder Input on a Poison Pill
Yes on 3”

The Board of Directors of PG&E Corporation Recommends a Vote AGAINST This Proposal.

      The Board of Directors adopted the Corporation’s Shareholder Rights Plan on December 15, 2000, in order to protect the Corporation’s shareholders in the event the Corporation was confronted with an inadequate offer or with coercive or unfair takeover tactics. The Shareholder Rights Plan was adopted at the height of the California energy crisis when PG&E Corporation and Pacific Gas and Electric Company were facing an uncertain financial future. The Board of Directors has considered the results of the shareholder vote related to the Corporation’s Shareholder Rights Plan at the 2003 annual meeting. In light of the shareholder vote and the impending resolution of Pacific Gas and Electric Company’s Chapter 11 proceeding, the Board of Directors has decided it is in the best interests of the Corporation and its shareholders to terminate the rights issued under the Shareholder Rights Plan effective upon completion of Pacific Gas and Electric Company’s Chapter 11 reorganization.

      Any future decision concerning whether or not to adopt a shareholder rights plan will be made by the Board of Directors after considering the best interests of the Corporation and its shareholders based on the facts and circumstances as they may then exist.

      For these reasons, the PG&E Corporation Board of Directors unanimously recommends that shareholders vote AGAINST this proposal.

Item No. 4: Shareholder Proposal

      Mr. Simon Levine, 960 Shorepoint Court, No. 306, Alameda, California 94501, holder of 4,000 shares of PG&E Corporation common stock, has given notice of his intention to present the following proposal for action at the PG&E Corporation annual meeting:

“4 – Shareholder Input regarding Golden Parachutes

RESOLVED: Shareholders request that our Board of Directors seek shareholder approval for future golden parachutes for senior executives. This applies to benefits exceeding 200% of the sum of the executive’s base salary plus bonus. Future golden parachutes include agreements renewing, modifying or extending existing severance agreements or employment agreements with golden parachute or severance provisions.

This includes that golden parachutes not be given for a change in control or merger which is approved but not completed. Or for executives who transfer to the successor company. Implementation is to be in accordance with applicable laws and in accordance with existing severance agreements or employment agreements that contain severance provisions.

Because it may not always be practical to obtain prior shareholder approval, our company would have the option under this proposal of seeking approval after the material terms of the agreement were agreed upon.

At PG&E there is reason for special concern on windfall pay for executives.

Bankruptcy – a boom time for some PG&E executives

A $17 million payout for 200 executives follows a $57 million employee bonus plan with hundreds of thousands of dollars for some executives.

Source: San Francisco Chronicle, April 11, 2003

Executive Windfall

PG&E CEO gets $7 million after PG&E dips into the red ($874 million loss) for the third time in the past 4 years. PG&E Also contributes $4 million in regard to the CEO’s pension.
     Source: Contra Costa Times, March 22, 2003

In the view of certain institutional investors . . .

Golden parachutes have the potential to:

1. Create the wrong incentives
2. Reward mis-management

A change in control can be more likely if our executives do not maximize shareholder value. Golden parachutes can allow our executives to walk away with millions even if shareholder value languishes during their tenure.

54% Shareholder Support

The 17 shareholder proposals voted on this topic in 2003 achieved an impressive 54% average supporting vote.

The potential magnitude of golden parachutes for executives was highlighted in the failed merger of Sprint (FON) with MCI WorldCom. Investor and media attention focused on the estimated $400 million payout to Sprint Chairman William Esrey. Almost $400 million would have come from the exercise of stock options that vested when the deal was approved by Sprint’s shareholders.

Another example of questionable golden parachutes is the $150 million parachute payment to Northrop Grumman executives after the merger with Lockheed Martin fell apart.

Independent Support for Shareholder Input on Golden Parachutes

Institutional investors recommend companies seek shareholder approval for golden parachutes. For instance the California Public Employees Retirement System (CalPERS) said, “shareholder proposals requesting submission of golden parachutes to shareholder vote will always be supported.” Also, the Council of Institutional Investors www.cii.org supports shareholder approval if the golden parachute exceeds 200% of a senior executive’s annual base salary.

Shareholder Input regarding Golden Parachutes

YES on 4”

The Board of Directors of PG&E Corporation Recommends a Vote AGAINST This Proposal.

      Consistent with its duties to shareholders, the Board of Directors must retain the flexibility to create compensation packages that can attract and retain talented officers, including considering and adopting appropriate mechanisms to deal with the uncertainty that a change in control would create. Placing an arbitrary ceiling on, or requiring prior shareholder approval for, certain severance benefits would compromise the Corporation’s ability to adopt competitive officer compensation programs.

      The Corporation’s compensation arrangements for senior officers are comparable to plans at similar companies, and are reviewed and approved by the Nominating, Compensation, and Governance Committee of the Board of Directors prior to implementation. The members of the Committee, consistent with their fiduciary duties as directors of the Corporation, consider all factors that they deem relevant with respect to officer compensation decisions. Members of this Committee satisfy independence standards set forth by the New York Stock Exchange and the Corporation’s Corporate Governance Guidelines, which in many ways are more stringent than the stock exchange standards.

      Also, obtaining shareholder approval for the above-described severance packages would be impracticable because the timing of hiring and termination decisions may not coincide with an annual shareholder meeting. The proponent suggests that, because it is not always practical to obtain prior shareholder approval, the Corporation could seek approval after the material terms of the agreement were agreed upon. This would not be practical either, because it could put the Corporation in a position of having to breach agreements with officers if the requisite shareholder approvals were not obtained.

      The proponent’s examples of other companies’ “questionable” golden parachutes are unrelated to compensation provided to the Corporation’s officers, and are irrelevant to the issue of how the Corporation’s Board of Directors discharges its duties regarding severance agreements.

      For these reasons, the PG&E Corporation Board of Directors unanimously recommends that shareholders vote AGAINST this proposal.

Item No. 5: Shareholder Proposal

      Mr. Ray T. Chevedden, 5965 S. Citrus Avenue, Los Angeles, California 90043, holder of 3,000 shares of PG&E Corporation common stock, has given notice of his intention to present the following proposal for action at the PG&E Corporation annual meeting:

“5 – Link-Free Directors

RESOLVED: Shareholders request that our directors be link-free. This includes that directors do not continue their current links, previous links or add new links to our company outside of their primary position as our directors. Also that new directors nominated by our board not hold such links and maintain a link-free status during their tenure.[1] Such outside links may be adverse because they can compromise director independence at the expense of shareholders. This proposal is with the exception of one management member maximum to be nominated to serve on the board at any one time. Our board is to act to the fullest extent on this proposal consistent with the powers which our board has or will have. All the preceding is a request.

I believe four of our current directors had recent outside links and were consequently not strictly independent. The definition and examples of links which compromises the standard of this proposal is in the Council of Institutional Investors Corporate Governance Policies updated September 4, 2003.

The following current directors had previous links to PG&E outside of their primary link as a director with fiduciary responsibilities to us as shareholders:

1) David Andrews Mr. Andrew’s former employer, the law firm of McCutchen, Doyle & Enersen, LLP, collected fees from PG&E.

2) David Coulter Former CEO of BankAmerica Corp. Bank of America collected $2.5 million from PG&E in one year.

I believe that these previous links may have instilled a director sense of loyalty to management to an extent that these directors may at times think of our management as a customer. This perspective may impact director independence in fulfilling their fiduciary duty to us to oversee PG&E management.

Link-Free Directors

Yes on 5

1.	Will not affect the unexpired terms of directors elected to the board at or prior to the upcoming annual meeting.”

The Board of Directors of PG&E Corporation Recommends a Vote AGAINST This Proposal.

      The proponent’s examples of certain directors’ “previous links” are outdated and have no bearing on these directors’ independence. One of the employment relationships cited by the proponent ended over five years ago; the other relationship ended over two years ago.

      The Corporation’s Corporate Governance Guidelines state that at least 75 percent of the Board must be independent. The Guidelines’ definition of “independence” can be found on page 6 of the proxy statement, and in many ways is more stringent than applicable requirements of the Securities and Exchange Commission, the New York Stock Exchange, and the American Stock Exchange. Therefore, the Corporation’s current Corporate Governance Guidelines already ensure independent oversight of management and sound policymaking.

      This proposal’s independence standard is far more stringent than most standards recommended by governance advocates. Most third-party corporate governance guidelines, including that of the Council of Institutional Investors (which the proponent cites), would require that between one-half and two-thirds of the members of a board of directors be independent.

      The business relationships of the type cited by the proponent do not compromise the independence of the director. Neither of the named directors has a personal interest in the business transactions that would preclude the director’s ability to exercise independent judgment or faithfully fulfill his or her fiduciary duties to PG&E Corporation’s shareholders. The types of transactions cited by the proponent relate to ordinary business dealings between the named companies and PG&E Corporation, Pacific Gas and Electric Company, and their subsidiaries. Neither the Board, any Board committee, nor the director who was affiliated with the named business had any involvement in deciding whether to do business with the named business. Ordinary business transactions necessary to conduct the business of the Corporation and its subsidiaries are implemented by employees in the course of their employment, without direct Board involvement.

      For these reasons, the PG&E Corporation Board of Directors unanimously recommends that shareholders vote AGAINST this proposal.

Item No. 6: Shareholder Proposal

      Mr. Ron Rattner, 1998 Broadway, No. 1204, San Francisco, California 94109-2206, beneficial owner of 1,975 shares of PG&E Corporation common stock, has given notice of his intention to present the following proposal for action at the PG&E Corporation annual meeting:

“RADIOACTIVE WASTES: RISK REDUCTION POLICY

Proponent believes PG&E’s production and storage of high level radioactive wastes at Diablo Canyon nuclear plant involves potentially catastrophic risks to the public, to the environment, and to our company which must be mitigated.

Diablo Canyon operations are continually creating substantial quantities of high level radioactive wastes in spent-fuel pools 2-1/2 miles from a major active California coast earthquake fault. Potential magnitude of a possible spent-fuel accident increases as quantities of radioactive wastes increase. Every day of unrestricted operation each Diablo Canyon reactor produces radioactive wastes equivalent to those of an Hiroshima bomb. Hundreds of tons are now stored onsite. These wastes –including Cesium 137, Strontium 90 and Plutonium 239– are so hazardous that Department of Energy requires isolation for 10,000 years. No safe off-site storage place exists or will be available –if ever– for over a decade. Even if storage outside California becomes feasible, shipment to a distant storage site on barges, trains and trucks would entail significantly increased risks of accidents or terrorism.

Since 9/11/01 we have realized our vulnerability to terrorism and urgent need for increased vigilance. Diagrams of U.S. nuclear power plants were found in AlQueda enclaves in Afghanistan. According to the Union of Concerned Scientists, Nuclear Regulatory Commission anti-terrorists exercises to determine potential vulnerability of nuclear plants did not consider all weapons or methods attributed to AlQueda terrorists or direct hit by large aircraft. After 9/11 the NRC revealed that “nuclear power plants were not designed to withstand such crashes”, and that consequences of a spent-fuel accident “could be comparable to those for a severe reactor accident.” [NRC News, 9/21/01; NRC, “Technical Study of Spent Fuel Pool Accident Risk]” Moreover, according to Union of Concerned Scientists, stored radioactive wastes are more vulnerable than nuclear reactors. A recent Princeton University study suggests that a terrorist attack on high-level radioactive wastes stored at nuclear plants could cause contamination problems “significantly worse than those from Chernobyl”. [“Spent Nuclear Fuel Pools Pose Serious Risks”, ENS 2/14/03]

Share prices have deeply declined; dividends have been suspended; and thousands of shareholders have been hurt. Proponent believes PG&E’s financial prospects are already threatened by bankruptcy of its largest subsidiary and a $4 billion unfair practices suit by the California Attorney General, and that any loss from a catastrophic nuclear accident could jeopardize corporate viability and remaining shareholder equity.

No corporate profit goal can justify disregard of serious hazards to public and environmental health and safety. So, fiscally and morally, PG&E has a compelling duty to mitigate risks arising from production and storage of high level radioactive wastes at Diablo Canyon Nuclear Plant.

RESOLUTION:

THEREFORE, Shareholders recommend that Board of Directors adopt and implement a new policy and plan to reduce PG&E vulnerability to a catastrophic nuclear accident or terrorist attack at Diablo Canyon; and that pursuant to such plan, production of high level radioactive wastes shall not exceed the current capacity of existing spent-fuel pools, thereby averting untenable risks of possible off-site shipments or excessive on-site storage.”

The Board of Directors of PG&E Corporation Recommends a Vote AGAINST This Proposal.

      This proposal is unnecessary because Diablo Canyon Power Plant (Diablo Canyon) is in compliance with detailed regulations of the U.S. Nuclear Regulatory Commission (NRC), which has established comprehensive requirements governing the monitoring and review of the safety, radiological, and environmental aspects of these facilities, the comprehensive and mandatory quality controls used in the operation of the plant, and the storage and disposal of spent nuclear fuel. These regulations also require that nuclear power plants take adequate measures to protect the public from the possibility of exposure to radioactive release caused by acts of sabotage.

      Pacific Gas and Electric Company has applied to the NRC for a license to construct and use “dry” steel and concrete storage containers for spent fuel storage after the capacity of existing spent fuel pools is depleted. Pacific Gas and Electric Company will comply with NRC requirements regarding use of these containers, including requirements that the containers be designed to withstand earthquakes and other natural disasters. Currently, no spent fuel is transported to or from Diablo Canyon, and no plans exist to do so in the future. However, any such transportation would be subject to a number of NRC procedures, specifications, and regulations designed to protect containers transporting used nuclear fuel from attack as well as accident.

      For these reasons, the PG&E Corporation Board of Directors unanimously recommends that shareholders vote AGAINST this proposal.

Item No. 7: Shareholder Proposal

      The United Association S&P 500 Index Fund, 1 Freedom Valley Drive, Oaks, Pennsylvania 19456, beneficial owner of 25,349 shares of PG&E Corporation common stock, has given notice of its intention to present the following proposal for action at the PG&E Corporation annual meeting:

“Separate Chairman/ CEO

RESOLVED, that the shareholders of PG&E Corporation (“Company”) urge the Board of Directors to take the necessary steps to amend the by-laws to require that, subject to any presently existing contractual obligations of the Company, an independent director shall serve as Chairman of the Board of Directors, and that the Chairman of the Board of Directors shall not concurrently serve as the Chief Executive Officer.

SUPPORTING STATEMENT

The Board of Directors is elected by shareholders to oversee management and its Chairman provides leadership for the Board. The Business Roundtable has noted that “the paramount duty of the board of directors is to select a Chief Executive Officer and to oversee the CEO and other senior management . . .  .” The Business Roundtable, Principles of Corporate Governance, May 2002.

We believe that to be effective a board of directors must be led by a Chairman who is independent of management, for, in our opinion, having the same individual serve in both positions necessarily impairs the Chairman’s ability to hold the CEO accountable.

The Conference Board recently issued a report on corporate governance. The Commission’s members included John Snow, U.S. Treasury Secretary and Former Chairman of CSX Corporation; John Bogle, the Founder and former Chairman of Vanguard Group; Arthur Levitt Jr., former SEC Chairman; and former Federal Reserve System Chairman Paul Volcker. Its report stated:

The Commission is profoundly troubled by the corporate scandals of the recent past. The primary concern in many of these situations is that strong CEOs appear to have exerted a dominant influence over their boards, often stifling the efforts of directors to play the central oversight role needed to ensure a healthy system of corporate governance . . .

The ultimate responsibility for good corporate governance rests with the board of directors. Only a strong, diligent and independent board of directors that understands the key issues, provides wise counsel and asks management the tough questions is capable of ensuring that the interests of shareowners as well as other constituencies are being properly served. The Conference Board Commission on Public Trust and Private Enterprise, Findings and Recommendations, Jan. 9, 2003.

The Report discussed three principal approaches to provide the appropriate balance between board and CEO functions, including:

The roles of Chairman and CEO would be performed by two separate individuals, and the Chairman would be one of the independent directors. The Commission recommends that each corporation give careful consideration, based on its particular circumstances, to separating the offices of the Chairman and Chief Executive Officer. The Commission believes that separating the positions of Chairman and CEO is fully consistent with the objectives of the [Sarbanes-Oxley] Act, the proposed New York Stock Exchange listing requirements, and the proposed NASDAQ requirements, and that separating the roles of Chairman and CEO enhances implementation of the Act and stock exchange reforms.

Our Company’s Chairman is also its CEO. We urge your support for this proposal to have an independent director serve as Chairman.”

The Board of Directors of PG&E Corporation Recommends a Vote AGAINST This Proposal.

      The Corporation already has in place a system that accomplishes the goal of the proposal, which is to ensure independent oversight of management and sound policymaking.

•	The Corporation’s Corporate Governance Guidelines state that at least 75 percent of the Board must be independent. The Guidelines’ definition of “independence” can be found on page 6 of the proxy statement, and in many ways is more stringent than applicable requirements of the Securities and Exchange Commission, the New York Stock Exchange, and the American Stock Exchange.

•	Both the Audit Committee and the Nominating, Compensation, and Governance Committee are composed solely of independent directors, as defined in the Corporation’s Corporate Governance Guidelines and applicable New York Stock Exchange and American Stock Exchange listing requirements.

•	The independent directors meet in executive session without management present during each regularly scheduled meeting of the Board of Directors. These meetings are chaired by the lead director, who is the independent chair of the Nominating, Compensation, and Governance Committee.

      The Board has determined that whether the role of CEO should be separate from that of Chairman of the Board is a matter to be considered each time a new CEO is selected, based upon the circumstances existing at that time.

      At this time, it is neither appropriate nor prudent to prohibit the CEO from serving as Chairman. Combining the offices of CEO and Chairman contributes to a more efficient and effective Board. The CEO bears primary responsibility for managing the Corporation’s business day to day, and is the person in the best position to chair regular Board meetings and help ensure that key business issues and stakeholder interests are brought to the Board’s attention. Any director may request the inclusion of specific agenda items for Board meetings.

      For these reasons, the PG&E Corporation Board of Directors unanimously recommends that shareholders vote AGAINST this proposal.

Item No. 8: Shareholder Proposal

      The Sheet Metal Workers’ National Pension Fund, 601 North Fairfax Street, Suite 500, Alexandria, Virginia 22314-2075, beneficial owner of 12,500 shares of PG&E Corporation common stock, has given notice of its intention to present the following proposal for action at the PG&E Corporation annual meeting:

“Commonsense Executive Compensation Proposal

Resolved, that the shareholders of PG&E Corporation (“Company”) request that the Company’s Board of Directors and its Executive Compensation Committee replace the current system of compensation for senior executives with the following “Commonsense Executive Compensation” program including the following features:

1) Salary – The chief executive officer’s salary should be targeted at the mean of salaries paid at peer group companies, not to exceed $1,000,000 annually. No senior executive should be paid more than the CEO.

2)     Annual Bonus – The annual bonus paid to senior executives should be based on well-defined quantitative (financial) and qualitative (non-financial) performance measures. The maximum level of annual bonus should be a percentage of the executive’s salary level, capped at 100% of salary.

3)     Long-Term Equity Compensation – Long-term equity compensation to senior executives should be in the form of restricted shares, not stock options. The restricted share program should utilize justifiable performance criteria and challenging performance benchmarks. It should contain a vesting requirement of at least three years. Executives should be required to hold all shares awarded under the program for the duration of their employment. The value of the restricted share grant should not exceed $1,000,000 on the date of grant.

4)     Severance – The maximum severance payment to a senior executive should be no more than one year’s salary and bonus.

5)     Disclosure – Key components of the executive compensation plan should be outlined in the Compensation Committee’s report to shareholders, with variances from the Commonsense program explained in detail.

The Commonsense compensation program should be implemented in a manner that does not violate any existing employment agreement or equity compensation plans.

Supporting Statement: We believe that compensation paid to senior executives at most companies, including ours, is excessive, unjustified, and contrary to the interests of the Company, its shareholders, and other important corporate constituents. CEO pay has been described as a “wasteland that has not been reformed.” (Institutional Shareholder Services senior vice-president, Wall Street Journal, “Executive Pay Keeps Rising, Despite Outcry,” October 3, 2003). As of 2002, the CEO-worker pay gap of 282-to-1 was nearly seven times as large as the 1982 ration of 42-to-1 according to the United for a Fair Economy’s Tenth Annual CEO Compensation Survey (“Executive Excess 2003 – CEO’s Win, Workers and Taxpayers Lose.”)

We believe that it is long past time for shareholders to be proactive and provide companies clear input on the parameters of what they consider to be reasonable and fair executive compensation. We believe that executive compensation should be designed to promote the creation of long-term corporate value. The Commonsense executive compensation principles seek to focus senior executives, not on quarterly performance numbers, but on long-term corporate value growth, which should benefit all the important constituents of the Company. We challenge our Company’s leadership to embrace the ideas embodied in the Commonsense proposal, which still offers executives the opportunity to build personal long-term wealth but only when they generate long-term corporate value.”

The Board of Directors of PG&E Corporation Recommends a Vote AGAINST This Proposal.

      The Board of Directors agrees that officer compensation should be designed to promote the creation of long-term shareholder value. The Nominating, Compensation, and Governance Committee of the Board of Directors has established compensation programs to meet a number of objectives, including emphasizing long-term incentives that align shareholders’ and officers’ interests and attracting, retaining, and motivating employees with the necessary mix of skills and experience for the development and successful operation of PG&E Corporation’s business. The Committee sets officer compensation as necessary to meet these objectives.

      This proposal would impair the Board’s ability to strengthen the linkage between compensation and performance for shareholders and, therefore, would compromise its ability to establish compensation programs that are designed to focus employees on enhancing total return for shareholders.

      The Corporation’s compensation arrangements for senior officers are reviewed and approved by the Nominating, Compensation, and Governance Committee before implementation. The members of the Committee, consistent with their fiduciary duties as directors, consider all relevant factors with respect to officer compensation decisions. Members of this Committee satisfy independence standards set forth by the New York Stock Exchange and the Corporation’s Corporate Governance Guidelines, which in many ways are more stringent than the stock exchange standards.

      For these reasons, the PG&E Corporation Board of Directors unanimously recommends that shareholders vote AGAINST this proposal.

Executive Compensation

Nominating, Compensation, and Governance Committee Report on Compensation

       The Nominating, Compensation, and Governance Committee of the PG&E Corporation Board of Directors (Committee) is responsible for overseeing and establishing officer compensation policies for PG&E Corporation and its subsidiaries, including Pacific Gas and Electric Company. The Committee also oversees the equity-based incentive programs of PG&E Corporation as well as other employee benefit plans.

      This report relates to the compensation paid to officers of PG&E Corporation and Pacific Gas and Electric Company during the fiscal year ended December 31, 2003. For 2003, compensation for the Chief Executive Officers of PG&E Corporation and Pacific Gas and Electric Company was approved by their respective Board of Directors based on the recommendation of the Committee, which is composed entirely of independent non-employee directors. In establishing the 2003 compensation of the Chief Executive Officers of PG&E Corporation and Pacific Gas and Electric Company, each Board of Directors ratified the recommendations of the Committee. Compensation for all other PG&E Corporation and subsidiary officers is approved by the Committee, except that the Committee has delegated to the PG&E Corporation Chief Executive Officer the authority to approve compensation for certain officers of PG&E Corporation and its subsidiaries. Starting in 2004, Committee recommendations regarding compensation for the Chief Executive Officers of PG&E Corporation and Pacific Gas and Electric Company must be approved by the independent members of the respective Board of Directors.

      The Committee established compensation programs for 2003 to meet three objectives:

•	To emphasize long-term incentives to further align shareholders’ and officers’ interests, and focus employees on enhancing total return for shareholders.

•	To attract, retain, and motivate employees with the necessary mix of skills and experience for the development and successful operation of PG&E Corporation’s businesses.

•	To minimize short-term and long-term costs and reduce corporate exposure to longer-term financial risk.

      In addition, the Committee defined the following specific compensation objectives for all officers:

•	A significant component of every officer’s compensation should be tied directly to PG&E Corporation’s performance for shareholders.

•	Target cash compensation (base salary and target short-term incentive) should be equal to the average target cash compensation for comparable officers in the comparator group.

•	Long-term incentive targets should be equal to the 75th percentile target compensation for comparable officers in the comparator group, consistent with the Corporation’s performance aspiration of being a top quartile performer.

      In order to provide compensation that is competitive with companies similar to PG&E Corporation in 2003, the Committee selected a group consisting of 15 other major energy companies (the comparator group) that are comparable to PG&E Corporation in size, scope, business mix, and other characteristics. All of the companies in the comparator group are included in the Dow Jones Utility Index.

      In evaluating compensation program alternatives, the Committee considers the potential impact on PG&E Corporation of Section 162(m) of the Internal Revenue Code. Section 162(m) eliminates the deductibility of compensation over $1 million paid to the five highest paid officers of public corporations, excluding “performance-based compensation.” Compensation programs generally will qualify as performance-based if (1) the compensation is based on pre-established objective performance targets, (2) the programs’ material features have been approved by shareholders, and (3) there is no discretion to increase payments after the performance targets have been established for the performance period.

      To the extent consistent with the Committee’s overall policy of maintaining a competitive, performance-based compensation program, it is PG&E Corporation’s intent to maintain the tax deductibility of the compensation that it pays. The Committee endeavors to maximize deductibility of compensation under Section 162(m) of the Internal Revenue Code to the extent practicable while maintaining competitive compensation. However, tax consequences, including but not limited to tax deductibility, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by officers regarding options and other rights) that are beyond the control of either the Committee or PG&E Corporation. In addition, the

Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For all of the foregoing reasons, the Committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible. The Committee will, of course, consider alternative forms of compensation, consistent with its compensation goals, that preserve deductibility.

      The principal components of officer compensation at PG&E Corporation and Pacific Gas and Electric Company are: base salary, short-term incentives, long-term incentives, benefits, and retention mechanisms. The considerations underlying 2003 officer compensation are described below.

Base Salary

      Executive officer salaries at PG&E Corporation and Pacific Gas and Electric Company are reviewed annually by the Committee based on (1) the results achieved by each individual, (2) expected corporate financial performance, measured by combined earnings per share, dividends, and stock price performance, and (3) changes in the salaries paid to comparable executive officers in the comparator group.

      In setting the 2003 base salary levels for the executive officers of PG&E Corporation and Pacific Gas and Electric Company, the Committee’s objective was to make the salary paid to each executive officer (including the companies’ Chief Executive Officers) approximately equal to the average of the salaries paid to the comparable executive officers in the comparator group.

      The overall average of the base salaries received by all PG&E Corporation officers (including Robert D. Glynn Jr., the Chief Executive Officer) for 2003 was approximately equal to the average base salaries paid to the comparable executive officers in the comparator group.

Short-Term Incentives

      The PG&E Corporation and Pacific Gas and Electric Company Short-Term Incentive Plans for 2003 were designed to provide annual incentives to all officers based on the level of achievement in meeting key corporate financial and strategic objectives and, where appropriate, line of business results.

      At the beginning of the year, targets are set based on each officer’s responsibilities and salary level. Final amounts are determined by the Committee and may range from zero to twice the target, depending on corporate and individual officer performance as measured against the key corporate objectives. The Committee has discretion to adjust or modify any of the performance measures.

      No decision has been made with respect to the 2003 Short-Term Incentive Plan.

Long-Term Incentives

      The PG&E Corporation Long-Term Incentive Program permits various types of stock-based incentives to be granted to officers and other key employees of the Corporation and its subsidiaries. The Committee’s objective is to set long-term incentive targets for officers that are equal to the 75th percentile target compensation for comparable officers in the comparator group, which is consistent with PG&E Corporation’s performance aspiration of being a top quartile performer. The Committee uses a mixture of equity-based incentives to provide long-term incentive compensation, including stock options, restricted stock, performance units, and performance shares. Since 2003, the Committee has not used performance units. The incentive previously provided in the form of performance units is now provided by other equity-based incentives.

      Performance Shares. In 2003, the Committee approved the grant of performance shares to officers and other key employees in 2004. Performance shares provide incentives based on a comparison of total shareholder return (dividends plus stock price appreciation) with returns provided by the comparator group over a three-year period.

      Stock Options. Stock options provide incentives based on PG&E Corporation’s ability to sustain financial performance. Officers and other key employees of PG&E Corporation and its subsidiaries receive stock options based on their responsibilities. These options allow them to purchase a certain number of shares of PG&E Corporation common stock at the market price on the date of grant. In making stock option grants, the size of each officer’s grant was determined primarily based on the compensation objectives for officers described above. Stock options granted prior to 2003 vest in annual increments of 33 1/3 percent on the second, third, and fourth anniversaries of the date of grant. Stock options granted in 2003 and 2004 vest in annual increments of 25 percent on the first, second, third, and fourth anniversaries of the date of grant. All options generally must be exercised within 10 years of the date of grant.

      Restricted Stock. Restricted stock provides incentives based on its intrinsic economic value, and its future value as tied to the price performance of PG&E Corporation common stock. Officers and other key employees of PG&E Corporation receive restricted stock based on their responsibilities. Restricted stock also aligns the recipients’ motivational interests with those of shareholders. For restricted stock granted in 2003, the restrictions lapse in annual increments of up to 25 percent on the first business day of 2004, 2005, 2006, and 2007, subject to the recipient’s continued employment. In general, 20 percent of each year’s increment is subject to forfeiture if PG&E Corporation fails to be in the top quartile of the comparator group as measured by relative annual total shareholder return at the end of the prior year. With respect to the Chairman, Chief Executive Officer, and President of PG&E Corporation, 25 percent of each year’s increment is subject to forfeiture if PG&E Corporation fails to be in the top quartile of the comparator group as measured by total shareholder return at the end of the prior year, and an additional 25 percent is subject to forfeiture if PG&E Corporation fails to be in the top half of the comparator group. For restricted stock granted on January 2, 2004, the restrictions lapse in annual increments of 25 percent on the first business day of 2005, 2006, 2007, and 2008, subject to the recipient’s continued employment. Officers and other key employees who received restricted stock in January 2004 also received performance shares as described above.

      Performance Units. Performance units provide incentives based on a comparison of PG&E Corporation’s cumulative total return for shareholders with returns provided by a group of industry peers over a three-year period. The industry peer group is identical to the composition of the comparator group at the time the performance units were granted in 2001 and 2002, and consists of 11 other major energy companies that were comparable to PG&E Corporation in size and were included in the Standard & Poor’s 500 Stock Index. One-third of the performance units vest each year. At the end of each year, the number of vested performance units (adjusted for any dividends declared on PG&E Corporation common stock) is increased or decreased based on PG&E Corporation’s three-year total return for shareholders as ranked against an industry peer group. Payments are equal to the final number of vested units multiplied by the average market price of PG&E Corporation common stock during the 30 calendar day period prior to the end of the year. For the three years ended December 31, 2003, PG&E Corporation’s total shareholder return had a cumulative ranking of second among the industry peer group. Based on these rankings, officers received payments for units granted in 2001 and 2002 that were based on 200 percent of the number of units vesting in 2003. No units were granted in 2003.

Retention Mechanisms

      In 2001, we implemented two additional compensation programs: the Management Retention Program and the Special Senior Executive Retention Program. The purpose of these programs was to retain key employees during a time of unprecedented uncertainty and challenge resulting from the energy crisis and to provide incentives to key executives to re-establish the Corporation’s financial strength following the resolution of that crisis. The programs were successful in retaining key employees through the period when the major steps in resolving the energy crisis were accomplished and the company’s financial strength was substantially improved. Amounts received in 2003 by the named executive officers under these programs are shown in footnotes 4 and 5 on pages 40-41.

      The PG&E Corporation and Pacific Gas and Electric Company Management Retention Programs provided key employees with financial incentives to continue their employment through certain key milestones in Pacific Gas and Electric Company’s Chapter 11 proceeding. Pacific Gas and Electric Company’s Management Retention Program was approved by the Bankruptcy Court in which Pacific Gas and Electric Company’s Chapter 11 proceeding is pending and was supported by the Official Committee of Unsecured Creditors, which represents the unsecured creditors in the Company’s Chapter 11 case.

      Under the Senior Executive Retention Program, certain executive officers were granted restricted phantom stock units in 2001 as an incentive to retain them throughout the energy crisis. These grants provided an incentive of phantom PG&E Corporation restricted common stock units that, except in the event of a change in control, vested no earlier than December 31, 2003. One-half of the phantom stock grant was subject to forfeiture unless PG&E Corporation’s total shareholder return from the date of grant through December 31, 2004, was at or above the 55th percentile of the comparator group. The remaining half of the restricted phantom stock grant would vest on December 31, 2004. However, the entire phantom stock grant would vest earlier on December 31, 2003, if PG&E Corporation’s performance, measured as total shareholder return from the date of grant through December 31, 2003, was in the top 25th percentile of the comparator group. On December 31, 2003, PG&E Corporation’s total shareholder return was 184.82 percent, placing the Corporation in the top 25th percentile of the comparator group, and, therefore, each recipient’s restricted phantom stock grant vested. Payments were determined by multiplying the number of vested units by the closing price of a share of PG&E Corporation common stock on December 31, 2003.

CEO Compensation

      The Committee followed the same philosophy described above in determining 2003 compensation for Robert D. Glynn, Jr., Chief Executive Officer of PG&E Corporation, and Gordon R. Smith, Chief Executive Officer of Pacific Gas and Electric Company.

      Mr. Glynn received an annual base salary of $1,050,000 in 2003. The salary level for Mr. Glynn is comparable to the average salary of chief executive officers in the comparator group. As noted in the accompanying compensation tables, during 2003, Mr. Glynn also received stock options and restricted stock. These grants were made based on the same factors and criteria as apply to similar grants for other PG&E Corporation officers.

      Mr. Smith received an annual base salary of $735,000 in 2003. The salary level for Mr. Smith is above the average salary of senior executive officers in comparable positions in the comparator group. As noted in the accompanying compensation tables, during 2003, Mr. Smith also received stock options and restricted stock. These grants were made based on the same factors and criteria as apply to similar grants for other Pacific Gas and Electric Company officers.

Summary

      We, the members of the Nominating, Compensation, and Governance Committee of the Board of Directors of PG&E Corporation, believe that the compensation programs of PG&E Corporation and Pacific Gas and Electric Company are successful in attracting and retaining qualified employees and in tying compensation directly to performance for shareholders. We will continue to monitor closely the effectiveness and appropriateness of each of the components of compensation to reflect changes in the business environment of PG&E Corporation and Pacific Gas and Electric Company.

March 17, 2004

Nominating, Compensation, and Governance Committee of the Board of Directors of PG&E Corporation

Carl E. Reichardt, Chair

David A. Coulter
C. Lee Cox
David M. Lawrence, MD

Summary Compensation Table

[This table summarizes the principal components of compensation paid to the Chief Executive Officers and the other most highly compensated executive officers of PG&E Corporation and Pacific Gas and Electric Company during the past year.]

	Annual Compensation				Long-Term Compensation

					Awards		Payouts

				Other
				Annual	Restricted	Securities		All Other
				Compen-	Stock	Underlying	LTIP	Compen-
Name and Principal		Salary	Bonus	sation	Award(s)	Options/SARs	Payouts	sation
Position	Year	($)	($)(1)	($)(2)	($)(3)	(# of Shares)	($)(4)	($)(5)
Robert D. Glynn, Jr.	2003	$1,050,000	$0	$3,154,268	$2,169,950	486,000	$9,879,911	$666,050
Chairman of the Board, Chief	2002	1,050,000	787,500	4,833,389	0	150,000	632,461	79,777
Executive Officer, and President	2001	900,000	1,181,700	4,817	3,000,000	470,800	74,588	413,196
of PG&E Corporation; Chairman of the Board of Pacific Gas
and Electric Company

Peter A. Darbee	2003	$490,000	$0	$2,368	$678,269	101,300	$4,023,098	$329,140
Senior Vice President and	2002	490,000	220,500	4,862	0	0	115,244	62,355
Chief Financial Officer of PG&E Corporation	2001	455,000	328,578	4,817	1,125,000	183,800	26,105	613,596

Bruce R. Worthington	2003	$425,000	$0	$836,295	$530,708	79,300	$2,310,713	$306,575
Senior Vice President and	2002	425,000	175,313	1,220,913	0	0	205,801	43,893
General Counsel of PG&E Corporation	2001	400,000	288,860	4,817	625,000	145,000	24,617	171,353

G. Brent Stanley	2003	$305,000	$0	$2,368	$353,927	52,900	$2,141,176	$204,782
Senior Vice President – Human	2002	305,000	114,375	4,862	0	0	84,311	18,010
Resources of PG&E Corporation	2001	285,000	187,103	4,817	625,000	102,800	15,385	110,691

P. Chrisman Iribe	2003	$450,000	$0	$0	$471,903	70,400	$3,017,831	$151,934
Senior Vice President of PG&E	2002	450,000	93,163	0	0	0	94,863	75,620
Corporation; Executive Vice	2001	425,000	306,914	0	1,125,000	186,400	25,355	57,846
President of National Energy & Gas Transmission, Inc.

Gordon R. Smith	2003	$735,000	$0	$2,402,048	$943,441	140,900	$5,842,500	$453,723
Senior Vice President of PG&E	2002	735,000	519,278	4,310,520	0	0	182,009	37,173
Corporation; President and	2001	630,000	664,808	937	1,750,000	272,000	40,282	241,302
Chief Executive Officer of Pacific Gas and Electric Company

Thomas B. King	2003	$500,000	$0	$23,780	$530,708	79,300	$2,938,351	$659,488
Senior Vice President and Chief	2002	450,000	93,163	0	0	0	94,863	89,263
of Utility Operations of Pacific	2001	425,000	306,914	0	1,125,000	186,400	41,020	1,090,207
Gas and Electric Company (November 1, 2003) Senior Vice President of PG&E Corporation (January 1, 1999 – October 31, 2003)

Gregory M. Rueger	2003	$358,000	$0	$642,860	$272,477	40,700	$1,563,204	$243,325
Senior Vice President –	2002	358,000	194,215	1,007,117	0	0	42,166	16,646
Generation and Chief Nuclear Officer of Pacific Gas and Electric Company	2001	340,000	257,550	0	625,000	79,400	15,385	129,145

Kent M. Harvey	2003	$302,000	$0	$0	$272,477	40,700	$1,557,466	$209,703
Senior Vice President, Chief	2002	302,000	173,952	0	0	0	41,434	18,812
Financial Officer, and Treasurer	2001	285,000	213,465	0	625,000	76,000	15,385	113,462
of Pacific Gas and Electric Company

Summary Compensation Table
Continued

	Annual Compensation				Long-Term Compensation

					Awards		Payouts

				Other
				Annual	Restricted	Securities		All Other
				Compen-	Stock	Underlying	LTIP	Compen-
Name and Principal		Salary	Bonus	sation	Award(s)	Options/SARs	Payouts	sation
Position	Year	($)	($)(1)	($)(2)	($)(3)	(# of Shares)	($)(4)	($)(5)
Roger J. Peters	2003	$302,000	$0	$0	$272,477	40,700	$1,557,466	$204,502
Senior Vice President and	2002	302,000	166,402	0	0	0	41,434	19,385
General Counsel of Pacific Gas	2001	285,000	212,753	0	625,000	76,000	15,385	112,619
and Electric Company

James K. Randolph	2003	$337,000	$0	$669,741	$265,537	39,700	$1,557,466	$233,943
Senior Vice President and Chief	2002	337,000	165,130	1,282,378	0	0	41,434	15,602
of Utility Operations of Pacific	2001	325,000	218,725	0	625,000	72,600	15,385	123,028
Gas and Electric Company (retired October 31, 2003)

(1)	Represents payments received or deferred in 2003 and 2002 for achievement of corporate and organizational objectives in 2002 and 2001, respectively, under the Short-Term Incentive Plan. No decision has been made with respect to the 2003 Short-Term Incentive Plan.

(2)	Amounts reported consist of (i) reportable officer perquisite allowances and, for 2002 and 2003, amounts for non-business related travel (Mr. Glynn $35,000 and $62,998, respectively), (ii) payments of related taxes, and (iii) for 2002 and 2003, the cost of annuities to replace existing retirement benefits, at the time they are due under the Supplemental Executive Retirement Plan (SERP). The annuities will not change the after-tax benefits that would have been provided upon retirement under the existing arrangements. The cost of the annuity and associated tax restoration payments during 2003 for retirement obligations as of December 31, 2002, are: Mr. Glynn $3,048,972, Mr. Worthington $833,927, Mr. Smith $2,402,048, Mr. Rueger $642,860, and Mr. Randolph $669,741.

(3)	As of the end of the year, the aggregate number of shares or units of restricted stock held by each named executive officer, and the value using the year-end closing price of a share of PG&E Corporation common stock, were: Mr. Glynn 148,525 (with a value of $4,124,539), Mr. Darbee 46,425 (with a value of $1,289,222), Mr. Worthington 36,325 (with a value of $1,008,745), Mr. Stanley 24,225 (with a value of $672,728), Mr. Iribe 32,300 (with a value of $896,971), Mr. Smith 64,575 (with a value of $1,793,248), Mr. King 36,325 (with a value of $1,008,745), Mr. Rueger 18,650 (with a value of $517,911), Mr. Harvey 18,650 (with a value of $517,911), Mr. Peters 18,650 (with a value of $517,911), and Mr. Randolph 18,175 (with a value of $504,720). The restrictions lapse in annual increments of up to 25 percent on the first business day of 2004, 2005, 2006, and 2007, subject to the recipient’s continued employment. In general, 20 percent of each year’s increment is subject to forfeiture if PG&E Corporation fails to be in the top quartile of the comparator group as measured by relative annual total shareholder return at the end of the prior year. With respect to the Chairman, Chief Executive Officer, and President of PG&E Corporation, 25 percent of each year’s increment is subject to forfeiture if PG&E Corporation fails to be in the top quartile of the comparator group as measured by total shareholder return at the end of the prior year, and an additional 25 percent is subject to forfeiture if PG&E Corporation fails to be in the top half of the comparator group. The shares of restricted stock have the same dividend rights as unrestricted shares of PG&E Corporation common stock.

(4)	Represents (i) payments received or deferred in 2004, 2003, and 2002 for achievement of corporate performance objectives for the periods 2001 through 2003, 2000 through 2002, and 1999 through 2001, respectively, under the Performance Unit Plan (Mr. Glynn $1,292,837, Mr. Darbee $669,876, Mr. Worthington $522,915, Mr. Stanley $325,427, Mr. Iribe $533,063, Mr. Smith $799,143, Mr. King $533,063, Mr. Rueger $234,201, Mr. Harvey $228,463, Mr. Peters $228,463, and Mr. Randolph $228,463), (ii) common stock equivalents called Special Incentive Stock Ownership Premiums (SISOPs) earned by executive officers under the Executive Stock Ownership Program and vested during 2003, and additional common stock equivalents reflecting dividends accrued on those SISOPs as follows: Mr. Glynn 2,948 (with a value of $42,453), Mr. Darbee 10,346 (with a value of $148,981), Mr. Worthington 533 (with a value $7,672), Mr. Stanley 2,474 (with a value of $35,623), Mr. Iribe 6,430 (with a value of $92,591), Mr. Smith 4,096 (with a value of $58,989), and Mr. King 910 (with a value of $13,111), and (iii) amounts representing one-half of the phantom restricted stock units granted in 2001 under the Senior Executive Retention Program that were subject to a performance measure (Mr. Glynn 307,692.5 units with a value of $8,544,621, Mr. Darbee 115,385 units with a value of $3,204,241, Mr. Worthington 64,102.5 units with a value

Summary Compensation Table
Continued

of $1,780,126, Mr. Stanley 64,102.5 units with a value of $1,780,126, Mr. Iribe 86,142.5 units with a value of $2,392,177, Mr. Smith 179,487.5 units with a value of $4,984,368, Mr. King 86,142.5 units with a value of $2,392,177, Mr. Rueger 47,857.5 units with a value of $1,329,003, Mr. Harvey 47,857.5 units with a value of $1,329,003, Mr. Peters 47,857.5 units with a value of $1,329,003, and Mr. Randolph 47,857.5 units with a value of $1,329,003). The value of all phantom restricted units granted under the Senior Executive Retention Program is based solely on the closing price of PG&E Corporation common stock on the date that the units vested, December 31, 2003. As previously reported, the total number of phantom restricted stock units granted under the Program and their value as of their vesting date of December 31, 2003, inclusive of the performance-based units described above, were: Mr. Glynn 615,385 units with a value of $17,089,241, Mr. Darbee 230,770 units with a value of $6,408,483, Mr. Worthington 128,205 units with a value of $3,560,253, Mr. Stanley 128,205 units with a value of $3,560,253, Mr. Iribe 172,285 units with a value of $4,784,354, Mr. Smith 358,975 units with a value of $9,968,736, Mr. King 172,285 units with a value of $4,784,354, Mr. Rueger 95,715 units with a value of $2,658,006, Mr. Harvey 95,715 units with a value of $2,658,006, Mr. Peters 95,715 units with a value of $2,658,006, and Mr. Randolph 95,715 units with a value of $2,658,006.

(5)	Amounts reported for 2003 consist of: (i) contributions to defined contribution retirement plans (Mr. Glynn $9,000, Mr. Darbee $16,125, Mr. Worthington $3,953, Mr. Stanley $3,853, Mr. Iribe $20,000, Mr. Smith $9,000, Mr. King $20,000, Mr. Rueger $9,000, Mr. Harvey $9,000, Mr. Peters $9,000, and Mr. Randolph $9,000), (ii) contributions received or deferred under excess benefit arrangements associated with defined contribution retirement plans (Mr. Glynn $38,250, Mr. Darbee $5,925, Mr. Worthington $15,172, Mr. Stanley $9,872, Mr. Iribe $25,000, Mr. Smith $24,075, Mr. King $2,500, Mr. Rueger $7,110, Mr. Harvey $4,590, Mr. Peters $4,590, and Mr. Randolph $6,165), (iii) above-market interest on deferred compensation (Mr. Glynn $18,800, Mr. Darbee $3,757, Mr. Worthington $350, Mr. Stanley $1,057, Mr. Iribe $203, Mr. Smith $648, Mr. King $1,285, Mr. Rueger $548, Mr. Harvey $306, Mr. Peters $331, and Mr. Randolph $167), (iv) relocation allowances and other one-time payments, Mr. King $374,645, (v) sale of vacation (Mr. Worthington $20,433, Mr. Iribe $69,231, Mr. King $36,058, Mr. Harvey $5,807, Mr. Peters $581, and Mr. Randolph $1,944), and (vi) amounts received pursuant to management retention programs (Mr. Glynn $600,000, Mr. Darbee $303,333, Mr. Worthington $266,667, Mr. Stanley $190,000, Mr. Iribe $37,500, Mr. Smith $420,000, Mr. King $225,000, Mr. Rueger $226,667, Mr. Harvey $190,000, Mr. Peters $190,000, and Mr. Randolph $216,667).

Option/ SAR Grants in 2003

[This table summarizes the distribution and the terms and conditions of stock options granted to the executive officers named in the Summary Compensation Table during the past year.]

					Grant
Individual Grants					Date Value

	Number of	% of Total
	Securities	Options/SARs			Grant
	Underlying	Granted to	Exercise or		Date
	Options/SARs	Employees in	Base Price	Expiration	Present
	Granted (#)(1)(2)	2003(2)	($/Sh)(3)	Date(4)	Value ($)(5)
Name
Robert D. Glynn, Jr.	486,000	13.32%	$14.61	01-03-2013	$2,760,480
Peter A. Darbee	101,300	2.78%	14.61	01-03-2013	575,384
Bruce R. Worthington	79,300	2.17%	14.61	01-03-2013	450,424
G. Brent Stanley	52,900	1.45%	14.61	01-03-2013	300,472
P. Chrisman Iribe	70,400	1.93%	14.61	01-03-2013	399,872
Gordon R. Smith	140,900	3.86%	14.61	01-03-2013	800,312
Thomas B. King	79,300	2.17%	14.61	01-03-2013	450,424
Gregory M. Rueger	40,700	1.12%	14.61	01-03-2013	231,176
Kent M. Harvey	40,700	1.12%	14.61	01-03-2013	231,176
Roger J. Peters	40,700	1.12%	14.61	01-03-2013	231,176
James K. Randolph	39,700	1.09%	14.61	01-03-2013	225,496

(1)	All options granted to executive officers in 2003 are exercisable as follows: 25 percent of the options may be exercised on or after the first anniversary of the date of grant, 50 percent on or after the second anniversary, 75 percent on or after the third anniversary, and 100 percent on or after the fourth anniversary, provided that options will vest immediately upon the occurrence of certain events. No options were accompanied by tandem dividend equivalents.

(2)	No stock appreciation rights (SARs) have been granted since 1991.

(3)	The exercise price is equal to the closing price of PG&E Corporation common stock on the date of grant.

(4)	All options granted to executive officers in 2003 expire ten years and one day from the date of grant, subject to earlier expiration in the event of the officer’s termination of employment with PG&E Corporation, Pacific Gas and Electric Company, or one of their respective subsidiaries.

(5)	Estimated present values are based on the Black-Scholes Model, a mathematical formula used to value options traded on stock exchanges. The Black-Scholes Model considers a number of factors, including the expected volatility and dividend rate of the stock, interest rates, and time of exercise of the option. The following assumptions were used in applying the Black-Scholes Model to the 2003 option grant shown in the table above: volatility of 45.0 percent, risk-free rate of return of 3.94 percent, dividend yield of $0.00 (the annual dividend rate on the grant date), and an exercise date ten years after the date of grant. The ultimate value of the options will depend on the future market price of PG&E Corporation common stock, which cannot be forecast with reasonable accuracy. That value will depend on the future success achieved by employees for the benefit of all shareholders. The estimated grant date present value for the options shown in the table was $5.68 per share.

Aggregated Option/ SAR Exercises in 2003 and Year-End Option/ SAR Values

[This table summarizes exercises of stock options and tandem stock appreciation rights (granted in prior years) by the executive officers named in the Summary Compensation Table during the past year, as well as the number and value of all unexercised options held by such named executive officers at the end of 2003.]

				Value of
			Number of Securities	Unexercised
			Underlying Unexercised	In-the-Money
			Options/SARs at	Options/SARs at
	Shares Acquired		End of 2003 (#)	End of 2003 ($)(1)
	on Exercise	Value Realized	(Exercisable/	(Exercisable/
Name	(#)	($)	Unexercisable)	Unexercisable)
Robert D. Glynn, Jr.	0	$0	1,363,492/1,057,232	$5,306,585/$12,720,407
Peter A. Darbee	0	0	309,402/272,898	1,608,109/3,371,912
Bruce R. Worthington	0	0	369,268/215,232	1,633,980/2,656,447
G. Brent Stanley	0	0	204,902/149,798	1,069,201/1,843,813
P. Chrisman Iribe	31,000	323,537	315,034/235,566	1,203,811/2,923,614
Gordon R. Smith	0	0	612,302/393,098	2,824,560/4,857,529
Thomas B. King	0	0	293,934/244,466	1,486,781/3,040,738
Gregory M. Rueger	82,402	210,363	135,132/113,598	139,168/1,406,559
Kent M. Harvey	31,334	378,715	151,734/111,332	359,225/1,376,076
Roger J. Peters(2)	2,000	(12,740)	183,568/111,332	736,723/1,376,076
James K. Randolph(2)	4,500	(30,375)	189,267/108,066	773,373/1,332,432

(1)	Based on the difference between the option exercise price (without reduction for the amount of accrued dividend equivalents, if any) and a fair market value of $27.77, which was the closing price of PG&E Corporation common stock on December 31, 2003.

(2)	The options exercised would have expired on January 4, 2004. After accounting for accrued dividend equivalents, Mr. Peters realized $8,240 and Mr. Randolph realized $16,830.

Long-Term Incentive Program — Awards in 2003

[This table summarizes the long-term incentive grants made to the executive officers named in the Summary Compensation Table during the past year.]

	Awards

			Performance or
			Other Period
	Number of Shares,		Until Maturation
Name	Units, or Other Rights		or Payout
Gregory M. Rueger	2,601	(1)	3 years
Kent M. Harvey	3,915	(1)	3 years
Roger J. Peters	631	(1)	3 years
James K. Randolph	177	(1)	3 years

(1)	Represents common stock equivalents called Special Incentive Stock Ownership Premiums (SISOPs) earned under the Executive Stock Ownership Program. SISOPs are earned by eligible officers who achieve and maintain minimum PG&E Corporation common stock ownership levels as set by the Nominating, Compensation, and Governance Committee. All of the officers named in the Summary Compensation Table on pages 39-41 are eligible officers. Each SISOP represents a share of PG&E Corporation common stock that vests at the end of three years. Units can be forfeited prior to vesting if an eligible officer fails to maintain his or her minimum stock ownership level. Upon retirement or termination, vested SISOPs are distributed in the form of an equivalent number of shares of PG&E Corporation common stock.

Retirement Benefits

      PG&E Corporation and Pacific Gas and Electric Company provide retirement benefits to some of the executive officers named in the Summary Compensation Table on pages 39-41. The benefit formula for eligible executive officers is 1.7 percent of the average of the three highest combined salary and annual Short-Term Incentive Plan payments during the last ten years of service multiplied by years of credited service. During 2002 and 2003, annuities were purchased to replace a significant portion of the unfunded retirement benefits for certain officers whose entire accrued benefit could not be provided under the Retirement Plan due to tax code limits. The annuities will not change the amount or timing of the after-tax benefits that would have been provided upon retirement under the Supplemental Executive Retirement Plan (SERP) or similar arrangements. In connection with the annuities, tax restoration payments were made such that the annuitization was tax-neutral to the executive officer. Effective July 1, 2003, Mr. Darbee and Mr. King became participants in the SERP with five years of credited service. Mr. Darbee and Mr. King will each earn an additional five years of credited service provided that they are employed by PG&E Corporation or a subsidiary on July 1, 2008. As of December 31, 2003, the estimated pre-tax annual retirement benefits payable under the SERP or similar arrangements (assuming credited service to age 65), adjusted to reflect the effect of the annuities, for the most highly compensated executive officers were as follows: Mr. Glynn $309,602, Mr. Darbee $286,570, Mr. Worthington $285,740, Mr. Stanley $117,610, Mr. Smith $430,326, Mr. King $421,200, Mr. Rueger $287,450, Mr. Harvey $330,436, Mr. Peters $306,808, and Mr. Randolph $220,617. The estimated annual retirement benefits are single life annuity benefits and would not be subject to any Social Security offsets.

Termination of Employment and Change in Control Provisions

      The PG&E Corporation Officer Severance Policy, which covers most officers of PG&E Corporation and its subsidiaries, including the executive officers named in the Summary Compensation Table, provides benefits if a covered officer is terminated without cause. In most situations, benefits under the policy include (1) a lump sum payment of one and one-half or two times annual base salary and Short-Term Incentive Plan target (the applicable severance multiple being dependent on an officer’s level), (2) continued vesting of equity-based incentives for 18 months or two years after termination (depending on the applicable severance multiple), (3) accelerated vesting of up to two-thirds of the common stock equivalents granted under the Executive Stock Ownership Program (depending on an officer’s level), and (4) payment of health care insurance premiums for 18 months or two years after termination (depending on the applicable severance multiple). In lieu of all or a portion of the lump sum payment, a terminated officer who is covered by PG&E Corporation’s Supplemental Executive Retirement Plan can elect additional years of service and/or age for purposes of calculating pension benefits. Effective July 21, 1999, the policy was amended to provide covered officers with alternative benefits that apply upon actual or constructive termination following a change in control or potential change in control. For these purposes, “change in control” has the same definition as under the Long-Term Incentive Program (see below). Constructive termination includes certain changes to a covered officer’s responsibilities. In the event of a change in control or potential change in control, the policy provides for a lump sum payment of the total of (1) unpaid base salary earned through the termination date, (2) Short-Term Incentive Plan target calculated for the fiscal year in which termination occurs (Target Bonus), (3) any accrued but unpaid vacation pay, and (4) three times the sum of Target Bonus and the officer’s annual base salary in effect immediately before either the date of termination or the change in control, whichever base salary is greater. Change in control termination benefits also include reimbursement of excise taxes levied upon the severance benefit pursuant to Internal Revenue Code Section 4999.

      The Long-Term Incentive Program (LTIP) permits the grant of various types of stock-based incentives, including performance shares, stock options, restricted stock, performance units, and incentives granted under the Non-Employee Director Stock Incentive Plan. The LTIP and the component plans provide that, upon the occurrence of a change in control, (1) any time periods relating to the exercise or realization of any incentive (including common stock equivalents granted under the Executive Stock Ownership Program) will be accelerated so that such incentive may be exercised or realized in full immediately upon the change in control, (2) all shares of restricted stock will immediately cease to be forfeitable, and (3) all conditions relating to the realization of any stock-based incentive will terminate immediately. Under the LTIP, a “change in control” will be deemed to have occurred if any of the following occurs: (1) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, but excluding any benefit plan for employees or any trustee, agent, or other fiduciary for any such plan acting in such person’s capacity as such fiduciary), directly or indirectly, becomes the beneficial owner of securities of PG&E Corporation representing 20 percent or more of the combined voting power of PG&E Corporation’s then outstanding securities, (2) during any two consecutive years, individuals who at the beginning of such a period constitute the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors, unless the election, or the nomination for election by the shareholders of the

Corporation, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or (3) the shareholders of the Corporation shall have approved (i) any consolidation or merger of the Corporation other than a merger or consolidation that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent of such surviving entity) at least 70 percent of the combined voting power of the Corporation, such surviving entity, or the parent of such surviving entity outstanding immediately after the merger or consolidation, (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation, or (iii) any plan or proposal for the liquidation or dissolution of the Corporation. For purposes of this definition, the term “combined voting power” means the combined voting power of the then outstanding voting securities of the Corporation or the other relevant entity.

Comparison of Five-Year Cumulative Total Shareholder Return(1)

[This graph compares the cumulative total return on PG&E Corporation common stock (equal to dividends plus stock price appreciation) during the past five fiscal years with that of the Standard & Poor’s 500 Stock Index and the Dow Jones Utilities Index.]

(1)	Assumes $100 invested on December 31, 1998, in PG&E Corporation common stock, the Standard & Poor’s 500 Stock Index, and the Dow Jones Utilities Index, and assumes quarterly reinvestment of dividends. The total shareholder returns shown are not necessarily indicative of future returns.

Report of the Audit Committees

       The Audit Committees of PG&E Corporation and Pacific Gas and Electric Company are comprised of independent directors and operate under written charters adopted by their respective Boards of Directors. The members of the Audit Committees of PG&E Corporation and Pacific Gas and Electric Company are identical. At both PG&E Corporation and Pacific Gas and Electric Company, management is responsible for internal controls and the integrity of the financial reporting process.

      In this regard, management has assured the Audit Committees that the consolidated financial statements of PG&E Corporation and Pacific Gas and Electric Company were prepared in accordance with generally accepted accounting principles. In addition, the Committees reviewed and discussed these consolidated financial statements with management and the independent auditors. The Committees also reviewed with the independent auditors matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      Deloitte & Touche LLP was the independent auditor for PG&E Corporation and Pacific Gas and Electric Company in 2003. The Corporation’s independent auditors provided to the Committees the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committees discussed with the independent auditors that firm’s independence.

      Based on the Committees’ reviews and discussions with management and the independent auditors, the Committees recommended to the Boards of Directors that the audited consolidated financial statements for PG&E Corporation and Pacific Gas and Electric Company be included in the PG&E Corporation and Pacific Gas and Electric Company Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

March 17, 2004

Audit Committees of the Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company

C. Lee Cox, Chair

David R. Andrews
William S. Davila
Mary S. Metz
Barry Lawson Williams

Other Information

Principal Shareholders

      The following table presents certain information regarding shareholders that PG&E Corporation and Pacific Gas and Electric Company know are the beneficial owners of more than 5 percent of any class of voting securities of PG&E Corporation or Pacific Gas and Electric Company as of January 31, 2004:

	Name and Address of	Amount and Nature of	Percent
Class of Stock	Beneficial Owner	Beneficial Ownership	of Class
Pacific Gas and Electric Company stock(1)	PG&E Corporation(2) One Market, Spear Tower, Suite 2400 San Francisco, CA 94105	321,314,760	94.90%
PG&E Corporation common stock	State Street Bank and Trust Company(3) 225 Franklin Street Boston, MA 02110	31,626,606	8.01%

(1)	Pacific Gas and Electric Company’s common stock and preferred stock vote together as a single class. Each share is entitled to one vote.

(2)	As a result of the formation of the holding company on January 1, 1997, PG&E Corporation became the holder of all issued and outstanding shares of Pacific Gas and Electric Company common stock. As of January 31, 2004, PG&E Corporation and a subsidiary held 100 percent of the issued and outstanding shares of Pacific Gas and Electric Company common stock, and neither PG&E Corporation nor any of its subsidiaries held shares of Pacific Gas and Electric Company preferred stock.

(3)	The information relating to State Street Bank and Trust Company is based on beneficial ownership as of December 31, 2003, as reported in a Schedule 13G, dated February 5, 2004, filed with the Securities and Exchange Commission. The bank held 19,204,598 shares in its capacity as Trustee of the Pacific Gas and Electric Company Savings Fund Plan. The Trustee may not vote these shares in the absence of voting instructions from the Plan participants. The bank also held 12,422,008 shares of PG&E Corporation common stock in various other fiduciary capacities. The bank has sole voting power with respect to 11,500,089 of these shares, shared voting power with respect to 13,495 of these shares, sole investment power with respect to 12,386,522 of these shares, and shared investment power with respect to 31,486 of these shares.

Section 16 Beneficial Ownership Reporting Compliance

      In accordance with Section 16(a) of the Securities Exchange Act of 1934 and Securities and Exchange Commission (SEC) regulations, PG&E Corporation’s and Pacific Gas and Electric Company’s directors and certain officers, and persons who own greater than 10 percent of PG&E Corporation’s or Pacific Gas and Electric Company’s equity securities must file reports of ownership and changes in ownership of such equity securities with the SEC and the principal national securities exchange on which those securities are registered, and must furnish PG&E Corporation or Pacific Gas and Electric Company with copies of all such reports they file.

      Based solely on its review of copies of such reports received or written representations from certain reporting persons, PG&E Corporation and Pacific Gas and Electric Company believe that during 2003 all filing requirements applicable to their respective directors, officers, and 10 percent shareholders were satisfied, except that a Statement of Changes in Beneficial Ownership of Securities on Form 4 was filed late for Thomas B. King due to internal corporate administrative delays. No information is reported for individuals during periods in which they were not directors, officers, or 10 percent shareholders of the respective company.

By Order of the Boards of Directors of
PG&E Corporation and Pacific Gas and Electric Company,

Linda Y.H. Cheng
Corporate Secretary
PG&E Corporation and
Pacific Gas and Electric Company

Appendix A

PG&E Corporation
Pacific Gas and Electric Company

Charter of the Audit Committees of the Boards of Directors

February 18, 2004

      The Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company each have adopted the following charter for their Audit Committees.

      An Audit Committee of this Board of Directors hereby is established to consist of at least three directors, one of whom shall be appointed by this Board of Directors as the Committee’s chair. All members of the Committee shall satisfy applicable audit committee independence and qualification requirements established by the Securities and Exchange Commission, the New York Stock Exchange, the American Stock Exchange, the Pacific Exchange, and any other stock exchange on which securities of PG&E Corporation or Pacific Gas and Electric Company are traded, including the requirement that the Board of Directors affirmatively determine whether the members are “independent,” with reference to any appropriate categorical or other standards established by the Board as may be set forth in this corporation’s Corporate Governance Guidelines.

      Any member of the Committee must inform the Board of Directors if he or she serves on the audit committee of three or more public companies (other than this corporation and its parents and subsidiaries) and the Board of Directors must affirmatively determine that such service does not impair the ability of such member to serve effectively on the Audit Committee in order for that member to continue serving on the Committee.

      The basic purpose and responsibility of the Audit Committee shall be to advise and assist this Board in fulfilling its responsibilities for this corporation and its subsidiaries and affiliates in connection with monitoring the integrity of this corporation’s financial statements, financial and accounting practices, internal controls, performance of external and internal auditors, independence and qualification of the independent auditors, business ethics, and compliance with laws, regulations, and policies that may have a material impact on the consolidated financial statements of this corporation and its subsidiaries. The Audit Committee shall oversee these areas for this corporation and all of its controlled subsidiaries and affiliates, and, to the extent practicable, for any of this corporation’s subsidiaries and affiliates that it does not control. The Audit Committee shall be directly responsible for the appointment, replacement, compensation, and oversight of the work of the independent auditors, and the independent auditors shall report directly to the Audit Committee. More specifically, the Audit Committee shall:

1.	Satisfy itself as to the independence of the independent auditors.

2.	Recommend the independent auditors to be nominated each year by the full Board.

3.	Review and evaluate the independence, qualifications, and performance of the independent auditors, including (1) reviewing the formal written statement submitted periodically by the independent auditors delineating all relationships between them and this corporation and its subsidiaries and affiliates, consistent with Independence Standards Board Standard 1, (2) discussing with the independent auditors any disclosed relationships or services that may impact their objectivity and independence, (3) reviewing, at least annually, the independent auditors’ quality control procedures, including any material issues raised by internal quality control or peer reviews or by inquiries or investigations by governmental or professional authorities, as well as any steps taken to address such issues, (4) reviewing and evaluating the lead partner of the independent auditors, and (5) assuring regular rotation of the lead audit partner as required by law.

4.	Review and recommend to the Board the results of such evaluation of the independent auditors and any action the Audit Committee deems appropriate based on the evaluation, including considering whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm itself.

5.	Review and act upon the scope of the independent audit, including the terms of engagement and compensation of the independent auditors, pre-approve any audit and non-audit services to be performed by the independent auditors, and delegate to one or more independent members of the Committee the authority to pre-approve auditing and non-audit services provided by the independent auditors, and any such pre-approvals must be presented to the full Audit Committee at the next regularly scheduled Committee meeting.

6.	Set clear hiring policies with respect to employees or former employees of the independent auditors.

7.	Review the adequacy and direction of the internal audit function, including the appointment and replacement of the senior internal auditor.

8.	Review the adequacy of the internal controls of this corporation and its subsidiaries and affiliates (in consultation with the independent auditors and the senior internal auditor).

9.	Meet separately, at each regularly scheduled meeting, with management, the independent auditors, and the senior internal auditor.

10.	Review and discuss with management and the independent auditors, prior to issuance, the audited consolidated annual and interim financial statements of this corporation and its subsidiaries (the “Financial Statements”), including this corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

11.	Discuss with management and the independent auditors any significant financial reporting, accounting, and audit issues and judgments (including any report or other analyses rendered by the independent auditors or management in connection with the Financial Statements) pertinent to the preparation of the Financial Statements, including the quality of this corporation’s accounting principles, and any audit problems or difficulties, any significant changes in this corporation’s selection or application of accounting principles, any effect of off-balance sheet structures, any special audit steps adopted in light of material control deficiencies, and any major issues as to the effects of alternative generally accepted accounting principles (GAAP) methods on the Financial Statements, any significant disputes between management and the independent auditors that arose in connection with the preparation of the Financial Statements, and management’s response.

12.	Consider major changes and other major questions of choice respecting the appropriate auditing and accounting principles and practices to be used in preparing the Financial Statements.

13.	Review and oversee related party transactions involving this corporation.

14.	Receive reports from attorneys (including the chief legal officer) that represent or have represented the corporation, about certain information regarding credible evidence of material violations of securities law or material breach of duty to the corporation, by the corporation and its agents.

15.	Establish procedures for (a) the receipt, retention, and treatment of complaints received by this corporation regarding accounting, internal accounting controls, or auditing matters, and (b) the confidential, anonymous submission by employees of the corporation of concerns regarding questionable accounting or auditing matters.

16.	Prepare the Audit Committee’s report that is filed with this corporation’s annual proxy statement.

17.	Review legal and regulatory matters, including regulatory and accounting initiatives, that may have a material impact on the consolidated financial statements of this corporation and its subsidiaries, and monitor related compliance with laws, regulations, policies and programs, including the existence and adequacy of statements of policy concerning conflicts of interest and general business ethics.

18.	Discuss this corporation’s policies on risk assessment and risk management, including the major financial risk exposures of this corporation and the steps that management has taken to monitor and control such exposures.

19.	Discuss the types of information to be disclosed and the types of presentation to be made in connection with this corporation’s earnings press releases (paying particular attention to any use of “pro forma” or “adjusted” non-GAAP information) and financial information and earnings guidance provided to analysts and rating agencies.

20.	Review periodically, and no less than annually, expense reimbursements paid to the Chairman of the Board, the Chief Executive Officer, and the President, if those positions are filled, and to such other officers of this corporation and its subsidiaries and affiliates as may be deemed appropriate by the Committee.

21.	Serve as a channel of communication between the independent auditors and the Board of Directors and between the senior internal auditor and the Board, and report regularly to the Board on the Committee’s deliberations and actions taken, and any issues that arise concerning the quality or integrity of the Financial Statements, compliance with legal or regulatory requirements, performance and independence of the independent auditors, or performance of the internal auditors.

22.	Review and reassess annually the adequacy of the Audit Committee’s charter as set forth in this resolution and perform an annual evaluation of the Committee’s performance.

      The Audit Committee shall have the authority to obtain advice and assistance from outside legal, accounting, or other advisors, as the Committee deems necessary or appropriate, without requiring Board approval.

      This corporation shall provide appropriate funding for the Audit Committee, as determined by the Committee, in the Committee’s capacity as a committee of the Board of Directors, for payment of (1) compensation to any independent auditors, (2) compensation to any advisors, and (3) ordinary administrative expenses that are necessary or appropriate for carrying out its duties.

      The Audit Committee shall fix its own time and place of meetings and shall prescribe its own rules of procedure.

      Officers of this corporation shall attend meetings of the Audit Committee only upon the express invitation of the Chair of the Audit Committee.

      Unless otherwise designated by the Committee, the Corporate Secretary of this corporation, or an Assistant Corporate Secretary, shall serve as secretary to the Audit Committee.

Your proxy is solicited on behalf of the Pacific Gas and Electric Company Board of Directors. Unless contrary instructions are given on the reverse side of this proxy card, the designated proxies will vote the Pacific Gas and Electric Company shares for which they hold proxies FOR Items 1 and 2.

The undersigned hereby appoints Robert D. Glynn, Jr., Gordon R. Smith, and Linda Y.H. Cheng, or any of them, proxies of the undersigned, with full power of substitution, to vote the stock of the undersigned at the annual meeting of shareholders of Pacific Gas and Electric Company, to be held at 1111 California Street, San Francisco, California, on Wednesday, April 21, 2004, at 10:00 a.m., and at any adjournment or postponement thereof, as indicated on this proxy card, and upon all motions and resolutions which may properly come before said meeting, adjournments, or postponements thereof.

(Continued, and to be marked, dated, and signed on the reverse side.)

As an alternative to completing and mailing this proxy card, you may submit your proxy and voting instructions over the Internet at http://www.eproxy.com/pcg or by touch-tone telephone at 1-800-435-6710 (from anywhere in the United States or Canada). Please have your proxy card in hand when voting over the Internet or by telephone. These Internet and telephone voting procedures comply with California law.

Address Change (Mark the corresponding box on the reverse side)

▲ If you are not submitting your proxy over the Internet or by telephone, please detach here and mail this proxy card in the accompanying envelope. ▲

ANNUAL MEETING OF SHAREHOLDERS

To be held at:
Masonic Auditorium
1111 California Street
San Francisco, California

April 21, 2004, at 10:00 a.m.

▼ Please use the attached ticket to attend the Pacific Gas and Electric Company Annual Meeting. ▼

All available space at the Masonic Auditorium Garage at 1101 California Street (adjacent to the Masonic Auditorium) has been reserved to provide complimentary parking for shareholders. However, capacity is limited. Please show your annual meeting ticket to the garage attendants as you enter the garage.

Note: Shareholders will be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the meeting. Cellular telephones and pagers must be turned off prior to entering the meeting. Cameras, tape recorders, and other electronic recording devices will not be allowed in the meeting, other than for Pacific Gas and Electric Company purposes. A checkroom will be available. For your protection, all briefcases, purses, packages, etc., will be subject to inspection as you enter the meeting. No items will be allowed into the meeting that might pose a safety or security risk. We regret any inconvenience this may cause.

Real-time captioning services and assistive listening devices will be available for the hearing impaired. Please contact an usher at the meeting if you wish to be seated in the real-time captioning section or require an assistive listening device.

Your proxy is solicited on behalf of the Pacific Gas and Electric Company Board of Directors.	Please Mark Here for Address Change	☐
SEE REVERSE SIDE

PACIFIC GAS AND ELECTRIC COMPANY DIRECTORS RECOMMEND A VOTE FOR ITEMS 1 AND 2.
		FOR ALL	WITHHOLD FOR ALL			FOR	AGAINST	ABSTAIN
ITEM 1.	ELECTION OF DIRECTORS	☐	☐	ITEM 2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS	☐	☐	☐
NOMINEES ARE:
01-David R. Andrews, 02-Leslie S. Biller, 03-David A. Coulter,
04-C. Lee Cox, 05-Robert D. Glynn, Jr.,
06-David M. Lawrence, MD, 07-Mary S. Metz,
08 Gordon R. Smith, 09-Barry Lawson Williams

WITHHOLD vote only for:

Signature	Signature	Date
If you are signing for the shareholder, please sign the shareholder’s name and your name, and specify the capacity in which you act.

▲  If you are not submitting your proxy over the Internet or by telephone, please detach here and mail this proxy card in the accompanying envelope.  ▲

Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week

PROXIES AND VOTING INSTRUCTIONS SUBMITTED OVER THE INTERNET OR BY TELEPHONE MUST BE
RECEIVED BY 11:59 P.M., EASTERN TIME, ON TUESDAY, APRIL 20, 2004.

PRIOR TO VOTING, READ THE ACCOMPANYING JOINT PROXY STATEMENT AND THE ABOVE PROXY CARD.

Internet http://www.eproxy.com/pcg		Telephone 1-800-435-6710		Mail
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone in the U.S. or Canada to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign, and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy over the Internet or by telephone, you do NOT need to return your proxy card.

You can view the Proxy Statement and Annual Report on the Internet at www.pgecorp.com

▼  Please use the attached ticket to attend the Pacific Gas and Electric Company Annual Meeting.  ▼

2004 Annual Meeting Ticket

Ticket for the annual meeting on Wednesday, April 21, 2004, at 10:00 a.m., to be held at the Masonic Auditorium, 1111 California Street, San Francisco, California. Doors open at 9:00 a.m. You may bypass the shareholder registration area and present this ticket at the entrance to the auditorium.

(See reverse side for additional information.)

Your proxy is solicited on behalf of the Pacific Gas and Electric Company Board of Directors. Unless contrary instructions are given on the reverse side of this proxy card, the designated proxies will vote the Pacific Gas and Electric Company shares for which they hold proxies FOR Items 1 and 2.

The undersigned hereby appoints Robert D. Glynn, Jr., Gordon R. Smith, and Linda Y.H. Cheng or any of them, proxies of the undersigned, with full power of substitution to vote the stock of the undersigned at the annual meeting of shareholders of Pacific Gas and Electric Company, to be held at 1111 California Street, San Francisco, California, on Wednesday, April 21, 2004, at 10:00 a.m., and at any adjournment or postponement thereof, as indicated on this proxy card, and upon all motions and resolutions which may properly come before said meeting, adjournments, or postponements thereof.

(Continued, and to be marked, dated, and signed on the reverse side.)

Your proxy is solicited on behalf of the Pacific Gas and Electric Company Board of Directors.

PACIFIC GAS AND ELECTRIC COMPANY DIRECTORS RECOMMEND A VOTE FOR ITEMS 1 AND 2.
		FOR ALL	WITHHOLD FOR ALL			FOR	AGAINST	ABSTAIN
ITEM 1.	ELECTION OF DIRECTORS	☐	☐	ITEM 2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS	☐	☐	☐
NOMINEES ARE:
01-David R. Andrews, 02-Leslie S. Biller, 03-David A. Coulter,
04-C. Lee Cox, 05-Robert D. Glynn, Jr.,
06-David M. Lawrence, MD, 07-Mary S. Metz,
08 Gordon R. Smith, 09-Barry Lawson Williams

WITHHOLD vote only for:

Signature	Signature	Date
If you are signing for the shareholder, please sign the shareholder’s name and your name, and specify the capacity in which you act.